FREEPORT 9  OFFICE CENTER

OFFICE LEASE AGREEMENT

SECTION 1

 LANDLORD AND TENANT

Section 1.1Landlord.

The Landlord is:  Freeport 9 Office Center, L.P., a Texas limited partnership

Section 1.2Tenant.

The Tenant is: WageWorks, Inc., a Delaware corporation

Section 1.3 Date of Lease.

The date of this Lease is March _25__, 2015

SECTION 2

 PROJECT AND TERM

Section 2.1Premises and Project.  In consideration of the mutual obligations of Landlord and Tenant set forth herein, Landlord leases to Tenant, and Tenant hereby leases from Landlord (the “Lease”) the 101,319 rentable square feet more particularly outlined on the  1st and 2nd floor plans attached as Exhibit D (the "Premises").  The Premises are part of that three story 153,630 rentable square foot office building (the “Building”)  located at 4609 Regent Blvd.,  Irving, Texas on the approximate 12.28 acre tract of property being a tract of land situated in the Cordelia Bowen Survey, Abstract Number 56, City of Irving, Dallas County, Texas, said tract being all of EAGLE REGENT - FREEPORT 9, LOT 1, BLOCK A, an addition to the City of Irving, Dallas County, Texas as recorded in Instrument Number 201300168104, Official Public Records of Dallas County, Texas (O.P.R.D.C.T.); which real property is known as (the “Land”).  The Building and the Land are collectively referred to as the “Project”.  This Lease does not include the water, oil, gas and minerals that are under the Project and that may be produced from it provided however, that Landlord shall not have the right of ingress and egress over the surface of the Property for the purpose of drilling for the water, oil, gas or other minerals under the Project.    Subject to the obligations of Landlord in this Lease, Tenant accepts the Project in its current AS IS condition, and acknowledges that Tenant is not relying on any representations or warranties by any person regarding the Project other than those specifically set forth in this Lease.

Section 2.2Lease Term.  The Lease Term (“Term”) shall be for a period commencing on the Effective Date and expiring 84 full calendar months after the Base Rent Commencement Date, unless sooner terminated pursuant to the terms of the Lease.  The (“Effective Date”) or similar references is the date on which Tenant receives a fully executed original of this Lease from Landlord (which has already been signed by Tenant) in the manner set forth in Section 9.21. The “Substantial Completion Date” is the earlier of (i) the date on which the Tenant Improvements are Substantially Completed and Tenant begins use of all or part of the Building for the purpose of conducting business, as evidenced in Tenant’s written notice to Landlord; or (ii) November 1, 2015.  The Base Rent Commencement Date is May 1, 2016.  When the actual Substantial Completion Date is established, Tenant shall, within ten (10) days after Landlord's request, complete and execute the letter attached hereto as Exhibit C (the “Verification Letter”) and deliver it to Landlord.   Tenant’s use of the Project for construction of the Tenant Improvements pursuant to Exhibit B of this Lease shall not constitute use for the purpose of conducting business.

Section 2.3Tenant Improvements. A Work Letter is attached as Exhibit B (the “Work Letter”).  Tenant shall perform the construction and make the installations in accordance with the Work Letter.  The improvements and installations specified in the Work Letter are the “Tenant Improvements”.  The maximum amount Landlord shall be obligated to pay for the Tenant Improvements is equal to the Tenant Improvement Allowance as stated in Exhibit B attached to this Lease.    Except as specifically stated in this Lease, all

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Tenant Improvements shall be owned by Landlord and shall remain at the Project at the expiration or earlier termination of this Lease.  Prior to entering the Project, Tenant shall obtain all insurance it is required to obtain by this Lease and shall provide certificates of said insurance to Landlord.  Tenant, in compliance with the terms of this Lease, will be permitted access to the Premises beginning on the Effective Date for the purpose of planning, constructing, installing, and outfitting the Premises with Tenant Improvements.  Additionally, Tenant, in compliance with the terms of this Lease will be permitted access beginning on the Effective Date to install furniture, fixtures and equipment necessary for its use and occupancy.

Section 2.4  Common Area.    The first floor and second floor lobby and restrooms and entry areas; the main electric, phone and sprinkler rooms in the Building; the elevators and the landscape, parking, drive access and sidewalk areas upon the Land are known as the “Common Area”.  Landlord shall have the right to modify the Common Area, provided such changed Common Area provides substantially the same function to Tenant as the existing Common Area.  Tenant shall have the right, subject to the rights of other tenants and Landlord, to use such Common Area in accordance with the terms of this Lease.

SECTION 3

BASE RENT, BUILDING COSTS AND OTHER SUMS PAYABLE

Section 3.1Tenant Payments.  Tenant agrees to pay Base Rent, Building Costs, Property Management Fee and any other sum payable under this Lease to Landlord when due without demand, deduction, credit, adjustment or offset of any kind except as specifically provided in this Lease (collectively the “Monetary Obligations”).  All such payments shall be in lawful money of the United States and shall be paid to Landlord at Landlord's address provided for in this Lease,  or by direct deposit in accordance with direct deposit instructions provided by Landlord, or to such other place as Landlord may from time to time designate in writing.

Section 3.2Base Rent.  The monthly “Base Rent” is specified in Section A-1 of Exhibit A attached to this Lease.  Monthly installments of Base Rent shall be paid, without demand and in advance, on or before the first day of each calendar month during the Term pursuant to the schedule in Section A-1 of Exhibit  A.  The monthly Base Rent installment for any partial month at the beginning or end of the Term shall be prorated.

Section  3.3Building Costs.    Tenant agrees to pay as additional rent (beginning upon the Substantial Completion Date and continuing for the full Term of this Lease and any extensions), its Proportionate Share (as defined herein below) or actual share as reasonably determined by Landlord of the following (collectively, “Building Costs”):

1.	Tax Costs (hereinafter defined) payable by Landlord pursuant to Section 4.4 of this Lease;
2.	Insurance Costs (hereinafter defined) payable by Landlord pursuant to Section 6.3 of this Lease;
3.	Common Area Utility Costs (hereinafter defined) payable by Landlord pursuant to Section 3.5 of this Lease;
4.	Capital Costs (hereinafter defined) payable by Landlord pursuant to Section 3.5 of this Lease;
5.	Other operating expenses required by this Lease.

Tenant shall escrow with Landlord an amount equal to 1/12 of the estimated annual cost of its Proportionate Share of the Building Costs.  One such monthly installment shall be due and payable beginning on the Substantial Completion Date and then continuing monthly for the full Term of this Lease and any renewals or extensions, except that all payments due hereunder for any fractional calendar month shall be pro–rated.   The amount of the initial monthly Building Costs escrow payments are estimated at $53,887 each month.

Tenant authorizes Landlord to use the funds deposited with Landlord under this Section 3.3 to pay such costs.  The initial monthly escrow payments are based upon the estimated Building Costs amounts for the year in question and shall be increased or decreased annually to reflect the projected actual Building Costs.

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If the total Building Costs escrow payments paid by Tenant are less than Tenant's actual Proportionate Share of Building Costs, Tenant shall pay the difference to Landlord within Twenty (20) business days after written request from Landlord to Tenant. If the total Building Costs escrow payments paid by Tenant are more than Tenant's actual Proportionate Share of Building Costs, Landlord shall retain such excess and credit it against Tenant's next annual Building Costs escrow payments.  Any excess Building Costs escrow payments paid by Tenant for the last year of the Term of this Lease shall be paid to Tenant within thirty (30) days after the expiration of this Lease.

Landlord shall utilize accounting records and procedures conforming to generally accepted accounting principles, consistently applied, with respect to all aspects of determining the Building Costs.

The payment by Tenant of any of Tenant’s Proportionate  Share of Building Costs pursuant to this Lease shall not preclude Tenant from questioning the accuracy of any statement provided by Landlord; but shall not excuse Tenant from paying such costs in accordance with the terms of this Lease.

Landlord shall maintain books and records (including copies of all invoices) relating to the Building Costs charged to Tenant for all Lease years, regardless of whether or not such periods were prior to Landlord’s ownership of the Building/Project, and for one year after the expiration or earlier termination of this Lease (the “Books and Records”).  The Books and Records shall include in reasonable and substantial detail for each year the calculations performed to determine Building Costs in accordance with the applicable provisions of the Lease including the total Building Costs by category, and listing gross up adjustments. Tenant or Tenant’s Certified Public Accountant, at Tenant’s sole cost and expense, shall have the right, no more frequently than once per calendar year, and upon 30 days’ advance written notice to Landlord to examine the Books and Records (the “Audit”).    Landlord shall reasonably cooperate with Tenant making the Books and Records available to Tenant or Tenant’s Certified Public Accountant for inspection pursuant to the terms of this Lease.

If such Audit discloses the amount paid as Tenant’s Proportionate  Share of Building Costs or other rental amounts payable pursuant to this Lease has been overstated by more than five percent (5%), then, in addition to immediately repaying such overpayment to Tenant, with interest (at a rate of Prime plus 2.0%) from the date of overcharge, Landlord shall also pay the reasonable costs incurred by Tenant in connection with such audit (not to exceed $5,000).

In calculating Building Costs, Landlord shall adjust those components of Building Costs which will vary with the rate of occupancy of the Building to the reasonably estimated amount that Landlord would have incurred had the Building been at least ninety-five percent (95%) occupied throughout the calendar year in question so that the proportionate share of Building Costs paid by Tenant, Landlord and other tenants in the Building will reflect the actual share for each party based on the area leased or the vacant area in the case of Landlord.

Landlord shall competitively bid the Major Maintenance Contracts once each calendar year.  “Major Maintenance Contracts” are contracts for an amount over $50,000/ calendar year for Building Costs; which are controllable by Landlord.  Major Maintenance Contracts shall not include maintenance contracts or Building Costs that cannot be controlled by Landlord (e.g.,  Common Area Utility Costs, Insurance Costs, Taxes and any other costs that are beyond Landlord's reasonable control or are needed in case of emergency).    As used herein, the term “competitively bid” shall be deemed to mean that Landlord shall request bids from at least three (3) qualified contractors.

Tenant's Proportionate Share, (65.95%) as used in this Lease, shall mean a fraction, the numerator of which is the 101,319 sq.ft. space contained in the Premises and the denominator of which is the entire 153,630 sq.ft. of rentable space contained in the Building (the numbers are the final agreement of the parties and not subject to adjustment).  For purposes of this Lease Agreement, the rentable square foot space contained in

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the Building is calculated based on the square foot roof area of the Building times three (roof area sq. ft. x 3).  The roof area is calculated based on the exterior dimensions of the exterior walls of the Building

Section 3.4Taxes and Tax Costs.

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Landlord shall pay all taxes, assessments and governmental charges of any kind; which are levied, assessed, imposed or become due and payable with respect to the Project including all taxes attributable to taxable margin allocated to the Project levied pursuant to Chapter 171 of the Texas Tax Code or any amendment, adjustment or replacement thereof. (collectively referred to herein as "Taxes").   “Tax Costs” shall mean all costs incurred by Landlord for the Taxes.  Tax Costs shall be included in Building Costs.

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If at any time during the Term of this Lease, there shall be levied, assessed or imposed on Landlord a capital levy, franchise, margin or other tax directly on the rents received therefrom and/or a tax, assessment, levy or charge measured by or based, in whole or in part upon such rents from the Project, then all such taxes, assessments, levies or charges or the part, thereof so measured or based, shall be deemed to be included within the term Taxes for the purposes hereof.

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Landlord, at Landlord’s option or upon Tenant’s written request within 30 days prior to the applicable tax protest deadline, shall employ a tax consulting firm (the “Tax Firm”) to attempt to assure a fair tax burden on the Land and the Building and associated improvements within the applicable taxing jurisdiction. The reasonable costs of the Tax Firm (not to exceed $5,000/year) shall be included in Taxes.

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Tenant shall be liable for all taxes levied or assessed against any of Tenant’s personal property, fixtures or improvements placed at the Project by Tenant.  If any such taxes are levied or assessed against Tenant or Tenant's property and Landlord pays the same or if the assessed value of the Project is increased by inclusion of such personal property and fixtures and Landlord pays the increased taxes, then Tenant shall reimburse Landlord within 30 days of receiving an invoice from Landlord.

Section 3.5   Common Utilities.  Landlord shall obtain and pay for all water, gas, heat, light, power, telephone, sewer, sprinkler charges and other utilities and services used on or at the Common Area, landscape areas and exterior Building areas, together with any taxes, penalties, surcharges and any maintenance charges for utilities (the “Common Area Utility Costs”).  Common Area Utility Costs shall also include water used in the Premises and other tenant space in the Building for coffee bars, water fountains and break room sinks. Landlord shall not be liable for any interruption or failure of utility service on or to the Common Area, landscape areas or exterior Building areas.  Common Area Utility Costs shall be included in Building Costs.

Section 3.6   Approved Capital Improvements.

The costs associated with the following Capital Improvements performed by Landlord are “Approved Capital Improvements” and the associated costs are “Capital Costs” and shall be included in Building Costs:

• The Annual Amortized Cost of capital improvements made to the Project; which can reasonably be expected to reduce the normal Building Costs.  (Example: Repairs to a driveway are costing $2,500/year as part of the Building Costs.  Replacing that driveway can be performed at a capital cost of $10,000.  The new replaced driveway has a useful economic life of 10 years, thus the Annual Amortized Cost of the new driveway is $1,558/year.  The $1,558/year is less than the $2,500/year repair cost of the old driveway, therefore Landlord may include the $1,558/year in the Building Costs. If the Annual Amortized Cost was in excess of the $2,500/year repair cost of the old driveway, only $2,500/year could be included in the Building Costs.);

• The Annual Amortized Cost of capital improvements made to the Project for the safety of the occupants of the Building or in order to comply with any law promulgated by any Governmental Agency, after the Effective Date;

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• The Annual Amortized Cost is the amortized cost of the capital improvement, using an annual interest rate of seven percent (7%), over the useful economic life of such improvements as reasonably determined by Landlord using generally accepted accounting principles.

Section 3.7Excluded Costs.       Tenant shall not be responsible for the following costs and such costs shall not be included in Building Costs:

1.

capital improvements made to the Building other than (i) Approved Capital Improvements described in Section 3.6 of this Lease and (ii) capital improvements required due to damages caused by Tenant; which costs Tenant shall be responsible for;

2.

all costs of services, items provided, repairs, replacements and general maintenance of the Project paid by proceeds of the Building insurance specified in Section 6.3 of this Lease or directly paid by Tenant to 3rd parties (as evidenced by written documentation from Tenant and verification by Landlord) or directly paid to 3rd parties by other tenants in the Building (as evidenced by written documentation from tenant and verification by Landlord);

3.

alterations attributable solely to other tenants of the Building including the amount of any interior finish allowances or free rent or operating expense credits or other amounts paid to or granted to other tenants of the Building;

4.	interest, amortization or other payments on loans to Landlord;
5.	depreciation or accelerated cost recovery of the Building or Common Area or any furniture, equipment or personal property ;
6.	leasing commissions;
7.	legal expenses, other than those reasonably incurred for the general benefit of all tenants of the Building (e.g., Taxes disputes);
8.

renovating or otherwise improving space for other tenants of the Building or vacant space (other than the Premises) in the Building to include any cost relating to the marketing, solicitation, negotiation and execution of leases of space in the Building/Project to other tenants, including without limitation, promotional and advertising expenses, real estate licenses and other industry certifications, tickets to special events, commissions, finders fees, and referral fees, all expenses relating to the negotiation and preparation of any lease, license, sublease or other such document, costs of design, plans, permits, licenses, inspection, utilities, construction and clean up of tenant improvements to the premises of other tenants in the Building;

9.	Any Landlord Repairs and/or repairs to Building Systems as provided in Section 4.2 of this Lease except to the extent such repairs were due to damages caused by Tenant;
10.

except as provided in Section 3.4 of this Lease, any income taxes imposed on or measured by the income of Landlord from the operation of the Building; to include Landlord’s gross receipts taxes for the Building/Project, personal and corporate income taxes, inheritance and estate taxes, other business taxes and assessments, gift and transfer taxes, and all other real estate taxes relating to a period outside the term of this Lease;

11.	rent concessions of any kind inclusive of free rent or rent abatement to other tenants of the Building;
12.	interest or amortization payments except as specifically provided herein;
13.	all general corporate or partnership overhead or costs of maintaining corporate or partnership existence of Landlord ,Landlord’s Affiliates or the Property Manager;
14.

advertising and promotional expenses including any form of entertainment expenses, dining expenses, any costs relating to tenant or vendor relation programs including flowers, gifts, luncheons, parties, and other social events;

15.

special services for other tenants of the Building; to include expenses in connection with special services or other benefits (excluding normal Building Costs); which are only provided to another tenant or occupant of the Building/Project and which do not directly benefit Tenant;

16.	costs for sculptures, paintings or other art objects, inclusive of ordinary maintenance and repair or the display of such items;
17.

the cost of any repair to remedy damage caused by or resulting from the actual gross negligence of any other tenants in the Building (which gross negligence is proven to be caused by other

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tenants in the Building), together with the costs and expenses incurred by Landlord in attempting to recover such costs;
18.	except as provided in this Lease, any reserves of any kind;
19.

any Building Costs paid to a Landlord Affiliated Party or an employee of the Property Manager to the extent the same is in excess of the reasonable cost of said item or service in an arms' length transaction;

20.

(i) Landlord’s office costs and general overhead including without limitation costs associated with selling, syndicating, financing, mortgaging or hypothecating any interest in the Building or the Land; costs of any disputes between Landlord and its employees; and disputes between Landlord and the property management company to include mortgage payments, debt costs or other financing charges, (ii) Except as provided in this Lease, the costs of defending any other lawsuits, (iii) Except as provided in this Lease, Landlord’s bad debt loss, rent loss or any reserves thereof, (iv) rental payments and related costs pursuant to any ground lease of land underlying all or any portion of the Building/Project;

21.

any property management fees except for those specified in Section 3.3 of this Lease and office rental and any parking charges, for the property manager, Landlord or Landlord’s agents or other vendor personnel;

22.	the (i) cost for phone service in the premises of other tenants in the Building or (ii) the cost of tenant directory displays in the Building;
23.

(i) fines,  penalties,  enforcement costs, late charges, interest and liquidated damages for the breach of contracts entered into by Landlord or the Property Manager for the Project,  (ii) penalties or related interest charges for late payment of Taxes, (iii) fines and penalties    incurred by Landlord or the Property Manager for violation of any legal requirements applicable to the operation of the Building (excluding violations caused by Tenant or associated with the Tenant Improvements);

24.	markup above utility rates charged to Landlord;
25.

compensation to any employee of Landlord (except for the Property Management Fee if Landlord elects to manage the Project); to include wages, salaries, fees, fringe benefits, and any other form of compensation paid to any executive employee;

26.	charges for late payment of Taxes;
27.	impact and development fees associated with the construction of the shell Building and Common Area or development of the Land;
28.

costs incurred in connection with Required Corrections including penalties or damages incurred as a result of noncompliance (this paragraph 28 does not apply to the Tenant Improvements or normal Building Costs to maintain Building/Project compliance);

29.	costs associated with expanding the Building or the Common Area.
30.	special assessments or special taxes initiated as a means of financing improvements to the Building/Project
31.

any costs, fees, dues, contributions or similar expenses for political, charitable, industry association or similar organizations, as well as the cost of any newspaper, magazine, trade or other subscriptions;

32.	any compensation or benefits paid to or provided to clerks, attendants or other persons in commercial food concessions in the Building operated by or on behalf of the Landlord; and
33.

any expenses incurred by the Landlord in connection with its plans or efforts to obtain or renew any form of certification for energy efficiency or environmental responsibility from organizations or governmental agencies such as the United States Green Building Council’s Leadership in Energy and Environmental Design (LEED) certification, Energy Star, Green Globes, etc., including, without limitation, consulting fees, legal fees, architectural, design and/or engineering fees and submission fees.

Section 3.8Late Charge. If Tenant fails to make any payment of Monetary Obligations when due under this Lease within 5 business days of when due, in addition to all other rights and remedies available to Landlord, a late charge is then immediately due and payable by Tenant equal to three percent (3%) of the

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amount of any such payment but Landlord will waive the late charge for the first such failure occurring during any calendar year during the Term.  Landlord and Tenant agree that this charge compensates Landlord for the administrative costs caused by the late payment.

Section 3.9Default Rate.  Any Monetary Obligations not paid within 5 business days of when due shall bear interest at a rate equal to the lesser of:  (a) the published prime or reference rate then in effect at a national banking institution designated by Landlord (the “Prime Rate”), plus three (3) percentage points, or (b) the maximum rate of interest per annum permitted by applicable law (the “Default Rate”).

Section 3.10 Property Management.     Landlord or a third party professional property management company hired by Landlord (the “Property Manager”) shall manage the Project as specified in Section 4.1 of this Lease.  Tenant on a monthly basis agrees to pay Landlord a management fee for managing the Project (the “Property Management Fee”).   The Property Management Fee shall not exceed three percent (3%) of the Base Rent and Tenant’s Proportionate Share of Building Costs.    One such monthly installment shall be due and payable beginning on the Substantial Completion Date and then continuing monthly for the full Term of this Lease and any renewals or extensions, except that all payments due hereunder for any fractional calendar month shall be pro–rated.   The amount of the monthly Property Management Fee payments are estimated at $3,298 each month during the first year of the initial term.

Section 3.11 Warranties.Roof material warranty for the Building roof, Building elevators and Lennox HVAC compressor warranties for existing HVAC units at the Project and any other Project warranties in effect on the Effective Date are collectively known as the “Project Warranties”.  Landlord shall reasonably attempt to enforce such Project Warranties for the benefit of Landlord, Tenant and other tenants at the Project.

SECTION 4

SERVICES, UTILITIES, MAINTENANCE AND REPAIRS

Section 4.1Landlord’s Services.Landlord or a third party professional property management company hired by Landlord (based on sound and prudent property management standards for comparable properties) shall use all reasonable efforts to furnish the following services at the Project (“Project Services”):

1.

Cooled or heated air in the Common Area in season to provide a temperature condition required, in Landlord’s reasonable judgment (in accordance with normal operating temperatures for similar buildings in the Irving, Texas area), for comfortable use of the Common Area daily from 7:00 AM to 6:00 PM (Monday thru Friday) and Saturdays 8:00 AM to 1:00 PM (“Normal Business Hours”).  After Normal Business Hours, holidays and Sundays are excluded.

2.

Lighting in the Common Area in capacity and type, in Landlord’s reasonable judgment, for standard use of the Common Area during Normal Business Hours.  Lighting in the Common Area during hours which are not Normal Business Hours (including holidays and Sundays) will be provided at a lower level which will allow for visible exiting of the Building;

3.

Maintenance of the Building HVAC system.  Landlord may, as reasonably determined by Landlord, enter into an HVAC maintenance agreement with a competent and qualified 3rd party contractor for regular care and maintenance consistent with the manufacturer’s guidelines.   Special HVAC units for Tenant may be maintained for an additional service fee to Tenant.

4.

Janitor service (including cleaning and restroom paper supplies) for the Building on weekdays other than holidays in substantial accordance with the Janitorial Standards attached as Exhibit A-5 to this Lease.

5.	Exterior and interior window washing as may from time to time be reasonably required in Landlord’s judgment but in no event less than two times per year.
6.	Passenger elevator service and stairway access for the second floor of the Building.
7.

Replacement of Building standard light bulbs in the Common Area and exterior of the Building (including, without limitation, the parking area) and replacement of fluorescent tubes in the ceiling mounted fixtures; which were installed by Landlord within the Building.

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8.	Repairs and maintenance to the Common Area required, in Landlord’s reasonable judgment, for comfortable use of the Common Area.
9.

Repairs and maintenance of the elevator, roof, plumbing systems, electrical systems, heating and air conditioning systems and equipment within the Common Area. Landlord may, as determined by Landlord, enter into roof, elevator and HVAC maintenance agreements with competent and qualified contractors for regular care and maintenance consistent with the manufacturer’s guidelines.

10.

Repairs and maintenance of the Building roof.  Landlord may, as reasonably determined by Landlord, enter into a roof maintenance agreement with a competent and qualified 3rd party contractor for regular care and maintenance consistent with the manufacturer’s guidelines.

11.	Engage a third party contractor to provide full time off site monitoring of the fire sprinkler system serving the Building including monitoring of the fire sprinkler flow and tamper switches.
12.

Maintenance, repairs and replacements of (i) the parking areas and sidewalks associated with the Building, (ii) of all grass, shrubbery, landscape sprinkler and other landscape treatments surrounding the Building, (iii) of the exterior of the Building (including painting), exterior glass replacement, lobby glass and rear entry glass replacement, exterior lights and roof repairs, and (iv) of fire sprinkler systems and sewage lines.

13.

766 Card keys for utilization of the access system to the exterior doors serving the Common Area after Normal Business Hours, holidays and Sundays, will be provided free of charge prior to commencement of the Lease.   Replacement access cards will be provided to Tenant, upon Tenant’s reasonable requests and at Tenant’s expense, which shall not exceed $5 / access card.)

14.	Sink and toilet facilities in the Common Area for use by Tenant in common with other Tenants of the Building.
15.	Maintenance, repairs and replacements of plants in the Common Area.
16.

Except as provided in Section 4.3, any other maintenance, repair or replacement items to the Project, Building or Common Area, in Landlord’s reasonable judgment, which are necessary for standard use of the Project, Building and Common Area.

Upon prior written notice to Tenant accompanied by reasonable supporting documentation, Landlord reserves the right to reasonably bill Tenant separately for specific services related to Tenant’s Premises (e.g. excess janitorial, supplemental HVAC maintenance and the like), extra maintenance, repair or replacement items associated with Tenant’s above standard use or damage of the Building, Premises or Common Area, if any.

Landlord’s services shall not include security for the Building, Premises or Land.  Such security shall be provided by Tenant at its expense to the extent Tenant deems necessary.  Landlord agrees that Tenant may install its own security card reader system for purposes of further securing the Premises; provided such security card reader system may not affect the Common Area.

Landlord’s obligation to furnish the Project Services shall be subject to the rules and regulations of the suppliers of such services and applicable governmental rules and regulations.  Landlord shall use reasonable efforts to restore any Project Services that becomes unavailable; however, such unavailability shall not render Landlord liable for any damages caused thereby, be a constructive eviction of Tenant, constitute a breach of any implied warranty, or entitle Tenant to any abatement of Base Rent nor relieve Tenant from any covenant or agreement hereof.

Section 4.2Landlord’s Repairs.Tenant understands and agrees that Landlord's maintenance, repair and replacement obligations; which are paid by Landlord and not reimbursed by Tenant are limited to those set forth in this Section 4.2.  Landlord shall be responsible, at Landlord’s expense, for replacement of the roof of the Building at the end of its useful life; and for repair and replacement of damaged portions of the foundation of the Building and damaged portions of the structural steel and structural members of the exterior walls of the Building that adversely impact Tenant’s use of the Building (the “Landlord Repairs”).  The terms "roof" and "walls" as used herein shall not include windows, glass or plate glass, doors, special storefronts or office entries.  Tenant shall immediately give Landlord written notice

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of defect or need for repairs required per the terms of this Lease, after which Landlord shall repair same or cure such defect within thirty (30) days after the first to occur of (i) Landlord’s knowledge of such defect or (ii) Landlord’s receiving written notice from Tenant unless such cure cannot reasonably be accomplished within such thirty (30) day period in which case Landlord shall have such additional time as is reasonably necessary to accomplish such cure provided Landlord promptly commences and diligently prosecutes such cure to completion.  Landlord's liability with respect to any defects, repairs, replacement or maintenance for which Landlord is responsible hereunder shall be limited to the cost of such repairs or maintenance or the curing of such defect.  To Landlord’s actual knowledge, all windows, mechanical, plumbing and electrical systems at the Project on the Effective Date (“Building Systems”) are in good working order as of the Effective Date.  During the period between the Effective Date and November 1, 2016, Landlord shall repair, at Landlord’s expense, any defects in the Building Systems not caused by Tenant that negatively impact the safety or use of the Project by Tenant and that Landlord is made aware of by written notice from Tenant.

Section 4.3Tenant’s Maintenance and Repair Obligations

Except for reasonable wear and tear and for Landlord Repairs specified in Section 4.2 of this Lease, beginning on the Substantial Completion Date and continuing for the full Term of this Lease and any renewals or extensions, Tenant shall keep the Premises in good condition and repair, maintain the Premises, perform all needed repairs and replacements to the Premises, protect the Project from waste or damage and shall comply with applicable Governmental Requirements (“Tenant Repairs”).  Tenant shall promptly perform the Tenant Repairs. Tenant Repairs shall be subject to Landlord’s reasonable direction and schedule, if provided by Landlord. Tenant shall cause all contractors performing the Tenant Repairs to maintain insurance coverage, consistent with the requirements in the Work Letter. All Tenant Repairs shall be performed in accordance with all applicable Governmental Requirements and in a good and workmanlike manner so as not to alter the exterior appearance of the Building, damage the Project, the Building's structure or the Building's HVAC or fire sprinkler systems.  All such work which may affect the Building's structure or the Building's HVAC or fire sprinkler systems must be approved by Landlord and by the applicable Building's engineer of record, at Tenant's reasonable expense (not to exceed $3,000).  All work affecting the roof of the Building must be performed by the original Building roofing contractor and no such work will be permitted if it would void or reduce the warranty on the roof.    Notwithstanding the above provisions, beginning on the Effective Date, Tenant shall use care not to damage the Project and Tenant shall be responsible at Tenant’s expense for repairs associated with damages to the Project caused by Tenant or its employees, agents, contractors and invitees.  In addition beginning on the Effective Date, Tenant shall be responsible for clean-up and removal of Tenant’s trash related to Tenant Improvements and Tenant Repairs at the Project.

Landlord reserves the right, upon Tenant's default and failure to cure pursuant to the terms of this Lease to perform any items that are otherwise Tenant's obligations pursuant to the terms of this Lease, in which event; Tenant shall be liable for the actual reasonable cost and expense of such repair, replacement, maintenance and other such items.

Section 4.4Utilities.  Beginning on the Substantial Completion Date and continuing for the full Term of this Lease and any renewals or extensions, Tenant shall contract for and pay for all telephone, internet, electricity and gas used on or at the Premises, together with any taxes, penalties, surcharges or the like pertaining to Tenant's use of the Premises and any maintenance charges for utilities.  Electricity and Gas serving Tenant's Premises shall be separately metered (at Tenant's cost and expense in accordance with terms and provisions of the Work Letter) directly from the public utilities applying service to the Building subject to Tenant's application for services. Landlord shall not be liable for any interruption or failure of utility service on or to the Premises unless such failure was caused by the gross negligence or willful misconduct by Landlord in which case Landlord shall be liable for the actual reasonable cost for repairing the damage to the utility service.

Section 4.5Security.  Landlord has no duty or obligation to provide any security services in, on or around the Project, and Tenant recognizes that security services, if any, provided by Landlord will be for the sole benefit of Landlord and the protection of Landlord’s property. Tenant will have the right to install

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Tenant’s card access system/security system within Tenant’s Premises and to install security cameras in the Premises and Common Areas (the “Tenant Security System”). The Tenant Security System shall be installed as part of the Tenant Improvements and in compliance with the Exhibit B Work Letter.

SECTION 5

OCCUPANCY AND USE PROVISIONS

Section 5.1Use and Conduct of Business.  The Premises is to be used only for general business office uses including call center, printing and mailing activities (the “Permitted Uses”). Tenant shall, at its own cost and expense, obtain and maintain any and all licenses, permits, and approvals necessary or appropriate for its use, occupation and operation of the Premises for the Permitted Uses.   Tenant shall not permit or cause any act to be done in or about the Project that will violate any applicable Governmental Requirements or that will increase the existing rate of insurance on the Project.  Tenant shall not commit or allow to be committed or exist any waste upon the Project or any public or private nuisance.     Tenant shall comply with the rules and regulations of the Project; which are included in Exhibit A-7.  Tenant shall be responsible for the compliance with the Permitted Uses and with such rules and regulations by its employees, agents, contractors and invitees. Except as provided in this Lease and subject to Governmental Requirements, Landlord shall not restrict Tenant’s 24/7 access to the Common Area or Premises.

Section 5.2Reasonable Access.  Tenant shall permit Landlord and Landlord’s designated representatives to enter into the Premises at mutually agreed upon dates and times on reasonable notice and escorted by an authorized Tenant representative unless otherwise expressly agreed in writing by an authorized Tenant representative (except in case of emergency in which case no notice or Tenant escort shall be required) for the purposes of inspection or for the purpose of performing Landlord’s obligations with respect to this Lease.  Landlord shall provide Tenant with a written list of all personnel who entered the Premises in connection with the emergency event within five (5) business days after the emergency event, including full name, title, company, address and phone number).

Section 5.3Compliance with Governmental Requirements.  Tenant shall comply with all Governmental Requirements relating to its use, occupancy and operation of the Project.  “Governmental Requirements” are any and all statutes, ordinances, codes, laws, rules, regulations, orders and directives of any Governmental Agency as now or later amended, promulgated or issued and all current or future final orders, judgments or decrees of any court with jurisdiction interpreting or enforcing any of the foregoing and all restrictive covenants affecting the Project.  A “Governmental Agency” is the United States of America, the State of Texas and any county, city, district, municipality or other governmental subdivision, court or agency or quasi-governmental agency with jurisdiction and any board, agency or authority associated with any such governmental entity. To Landlord’s actual knowledge, as of the Effective Date the Project is in compliance with applicable Governmental Requirements.  If, during the term of this Lease, it is determined by a Governmental Agency that the Project was not in compliance with Applicable Governmental Requirements on the Effective Date and such noncompliance is finally determined by a Governmental Agency to require correction for the safety of the occupants of the Building or so that Tenant may continue occupying the Premises (the “Required Corrections”), then Landlord shall be responsible for performing the Required Corrections.  “Applicable Governmental Requirements” are Governmental Requirements associated with the Project that were in effect on the Effective Date.

Section 5.4Tenant Alterations

.  Tenant shall not make or permit to be made any alterations, additions, improvements or installations in or to the Project or place signs or other displays visible from outside the Premises (individually and collectively “Tenant Alterations”), without first obtaining the consent of Landlord which may be withheld in Landlord’s sole discretion.  Tenant shall deliver to Landlord complete plans and specifications for any proposed Tenant Alterations and, if consent by Landlord is given, all such work shall be performed at Tenant’s expense by Tenant consistent with the requirements in Section 4.3 of this Lease.  Landlord will notify Tenant at the time of its consent if Landlord requires Tenant to remove such Tenant Alterations upon expiration of the Lease. Tenant shall be authorized to perform Tenant Alterations only to the extent and under such terms and conditions as Landlord, in its reasonable discretion, shall specify.     Notwithstanding anything to the contrary in this Section 5.4, Tenant shall have the right to make cosmetic,

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non-structural alterations, additions or improvements, which consist of installation of furniture, telecommunication and computer systems, pictures, trade fixtures, painting, carpeting or wall papering only  (the  “Cosmetic Alterations”) to the interior areas of the Premises without obtaining Landlord's prior written consent, provided that Tenant provides Landlord with prior written notice of its intention to make such Cosmetic Alterations and provided that the Cosmetic Alterations are performed consistent with the requirements in Section 4.3 of this Lease.

Section 5.5Surrender of Possession

.  No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord.  Tenant shall, at the expiration or earlier termination of this Lease, surrender and deliver the Premises to Landlord in as good condition as when received by Tenant from Landlord or as later improved, reasonable use and wear excepted, and free from any tenancy or occupancy by any person.

Section 5.6Removal of Property.  Upon the expiration or earlier termination of this Lease, Tenant shall remove its personal property, data and computer cabling and equipment, office supplies and office furniture and equipment and Tenant Alterations for which notice was provided by Landlord under Section 5.4 of this Lease.  Such removal shall be completed and Tenant shall immediately repair all damage caused by or resulting from such removal prior to the expiration or earlier termination of this Lease.  All Tenant Alterations shall become the property of Landlord and shall remain upon and be surrendered with the Project, unless Landlord requires their removal.  If removal of Tenant Alterations is required as provided in Section 5.4, prior to the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, remove all (or such portion as Landlord shall designate) of the Tenant Alterations, repair any damages resulting from such removal and return the Premises to the same condition as existed prior to such Tenant Alterations.

Section 5.7Damage or Destruction.If the Project is damaged by fire, earthquake or other casualty (“Casualty”), Tenant shall give immediate written notice to Landlord.    Within 45 calendar days after the date of the Casualty, Landlord will provide Tenant with an estimate of the time needed to repair the damage caused by the Casualty (the “Damage Notice”).

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Tenant's Rights.  If a material portion of the Project is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within 300 days after the date the Damage Notice is delivered to Tenant (the "Repair Period"), then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant (a “T Termination”).

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Landlord's Rights.  If a Casualty damages the Project and (1) Landlord estimates that the damage to the Project cannot be repaired within 300 days after the date the Damage Notice is delivered to Tenant, (2) the damage to the Project exceeds 50% of the replacement cost thereof (excluding foundations and footings), as reasonably estimated by Landlord, (3) such damage occurs during the last two years of the Term, regardless of the extent of damage to the Project, (4) the damage is not fully covered by insurance policies or (5) Landlord is required to pay any insurance proceeds arising out of the Casualty to a Landlord's Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within 45 calendar days after the date of the Casualty (a “LL Termination”).

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Repair Obligation.  If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Project and shall proceed with reasonable diligence to restore the ~~Building to substantially the condition which existed prior to the damage and this Lease shall not terminate (the “Repair Project”).  Tenant agrees to look to the provider of Tenant's insurance for coverage for the loss of Tenant's use of the Premises and any other related losses or damages incurred by Tenant during any reconstruction period following a Casualty~~.   Landlord shall not be required to repair or replace any alterations to the Project made by Tenant above the Tenant Improvement Allowance or any furniture, equipment, trade fixtures or personal property of Tenant or others in the Project.

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Continuance of Tenant's Business; Rental Abatement.  Tenant agrees that following a Casualty, it will continue the operation of its business within the Premises to the extent practicable, and the Monetary Obligations for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the later of (i) a T Termination, or (ii) a LL Termination, or (iii) completion of the Repair Project.     If Tenant or Tenant’s Affiliates caused the Casualty, Tenant shall continue to pay Base Rent and all other payments required under this Lease without abatement until the later of (i) a T Termination, or (ii) a LL Termination, or (iii) completion of the Repair Project.

Section 5.8Condemnation.  If (i) more than five percent (5%) of the Premises is permanently taken by eminent domain or by conveyance in lieu thereof or (ii) if a Governmental Agency permanently occupies (with people) any portion of the Premises by eminent domain or by conveyance in lieu thereof and such area cannot be separately partitioned from Tenant’s remaining Premises or (iii) if more than ten percent (10%) of the Tenant Car Spaces are permanently taken by eminent domain or by conveyance in lieu thereof and substitute spaces within the Project, or in close proximity to the Project (the “Off-Site Spaces”), are not provided within thirty (30) days from the loss of such spaces, then this Lease shall automatically terminate as of the date the physical taking occurs, and all Base Rent and other sums payable under this Lease shall be paid to that date.  In the case of any other taking, this Lease shall continue in full force and effect and the Monetary Obligations shall be equitably reduced based on the proportion by which the Rentable Area of the Premises  is reduced (but in no event more than the proportion by which the Rentable Area of the Premises is reduced), such reduction in Monetary Obligations to be effective as of the date the physical taking occurs. Landlord shall be responsible for the land rental or land purchase costs if Off-Site Spaces are provided and if such Off-Site Spaces are not located within a reasonable walking distance of the Project, Landlord shall also be responsible for the reasonable cost for a shuttle service between the Project and the Off-Site Spaces location. Landlord reserves all rights to damages or awards for any taking by eminent domain relating to the Project, Building, Land and the unexpired term of this Lease.  Tenant assigns to Landlord any right Tenant may have to such damages or award and Tenant shall make no claim against Landlord for damages for termination of its leasehold interest or interference with Tenant’s business.  Tenant shall have the right, however, to claim and recover from the condemning authority compensation for any loss to which Tenant may be entitled for Tenant’s moving expenses or other relocation costs if they are awarded separately to Tenant in the eminent domain proceedings and are not claimed by Tenant to be a part of the damages recoverable by Landlord.

Section 5.9Liens.  Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon the interest of Landlord or Tenant in the Project (excluding any prior lien rights Tenant’s lender may have in Tenant personal property,  including but not limited to tenant’s furniture and office workstations, located within the Premises) or against Landlord’s interests under this Lease for any Claims in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs.  If any such lien or encumbrance is filed or recorded, Tenant shall cause it to be released or otherwise removed within ten (10) business days by a means or method approved by Landlord, such approval not to be unreasonably withheld or delayed.

Section 5.10Estoppel Certificate.   Tenant shall at any time upon not less than ten (10) business days' prior written notice from Landlord execute, acknowledge and deliver to Landlord a statement in writing certifying such information as Landlord may reasonably request including, but not limited to, the following: (a) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) (b) the date to which the Base Rent and other charges are paid in advance and the amounts so payable, (c) that there are not, to Tenant's knowledge, any uncured defaults or unfulfilled obligations on the part of Landlord, or specifying such defaults or unfulfilled obligations, if any are claimed, (d) that all tenant improvements to be constructed by Landlord, if any, have been completed in accordance with Landlord's obligations and (e) that Tenant has taken possession of the Premises.  Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Project. At Landlord's option, and after the provision of a second written notice by Landlord to Tenant that allows for response within three (3) business days’, the failure of Tenant to deliver such statement within such time shall constitute a material default of Tenant hereunder, or it shall be

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conclusive upon Tenant that (a) this Lease is in full force and effect, without modification except as may be represented by Landlord, (b) there are no uncured defaults in Landlord's performance, (c) not more than one month's Base Rent has been paid in advance, (d) all tenant improvements to be constructed by Landlord, if any, have been completed in accordance with Landlord's obligations and (e) Tenant has taken possession of the Premises.

Section 5.11Holdover.  Tenant is not authorized to hold over beyond the expiration or earlier termination of the Lease Term.  No payment of money by Tenant to Landlord after the expiration or termination of this Lease reinstates, continues or extends the Term and no extension of this Lease after the termination or expiration is valid unless agreed in writing by Landlord and Tenant.   If, for any reason, Tenant retains possession of the Premises after (i) the expiration or termination of this Lease or (ii) if Tenant fails to complete any repairs required hereby, unless the parties hereto otherwise agree in writing, such possession shall establish a month to month tenancy, which shall be subject to termination by either Landlord or Tenant at any time upon not less than ten (10) days advance written notice, and provided all of the other terms and provisions of this Lease shall be applicable during such period, except that Tenant shall pay Landlord from time to time, upon demand, as rental for the period of such possession, an amount computed on a daily basis equal to 125% of the Base Rent and Building Costs in effect on the termination date.

Section 5.12Mortgage.This Lease shall be subject and subordinate to any mortgages and/or deeds of trust now or at any time hereafter constituting a lien or charge upon the Project or the improvements situated thereon; provided, however, that Tenant’s possession of the Premises will not be disturbed, nor Tenant’s rights under this Lease be diminished, as long as Tenant is not in default beyond applicable cure periods under this Lease.  Tenant agrees to attorn to any mortgagee, trustee under a deed of trust or purchaser at a foreclosure sale or trustee's sale as Landlord under this Lease.  Tenant, at any time hereafter, within ten (10) business days after request by Landlord, shall execute any instruments, releases or other documents that may be reasonably required by any mortgagee for the purpose of subjecting and subordinating this Lease to the lien of any such mortgage provided Tenant is provided a non-disturbance agreement in a form reasonably satisfactory to Landlord and Tenant.

Landlord shall use reasonable efforts to obtain a subordination, non-disturbance and attornment agreement from the current Landlord’s mortgagee.

Section 5.13Building Signage. Landlord agrees that Tenant shall have the non-exclusive right to install Tenant’s name on the exterior wall of the Building (the “Tenant Building Sign”) on the north side of the top of the east exterior wall of the Building. Prior to installing the Tenant Building Sign, Tenant shall submit the proposed signage design, location and specifications to Landlord for Landlord’s reasonable approval.    The Tenant Building Sign shall be installed at the expense of Tenant and shall be installed in compliance with the City of Irving, Texas Building Codes and all other Governmental Requirements.  The Tenant Building Sign shall not exceed 6’ in height or 30’ in length.  In addition, at the expiration or termination of this Lease Agreement, Tenant agrees to remove the Tenant Building Sign and restore the affected areas of the Building where the Tenant Building Sign was installed to the condition as existed prior to the Tenant Building Sign installation.  Landlord reserves the right to offer building signage to one other tenant in the Building.

Section 5.14Hazardous Materials.   The term “Hazardous Materials", as used in this Lease shall mean pollutants, contaminants, toxic or hazardous wastes, or any other substances, the removal of which is required or the use of which is restricted, prohibited or penalized by any "Environmental Law", which term shall mean any federal, state or local law or ordinance relating to pollution or protection of the environment.  Tenant shall not use, generate, store, or dispose of, or permit the use, generation, storage or disposal of Hazardous Materials on or about the Project except in a manner and quantity necessary for the ordinary performance of Tenant's business, and then in compliance with all Governmental Requirements.  Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses including reasonable attorneys' fees and cost of cleanup and remediation arising from Tenant's or a Tenant Affiliated Party’s failure to comply with the provisions of this Section 5.14. A “Tenant Affiliated Party” includes Tenant’s agents, contractors, visitors, invitees and employees. This indemnity provision shall survive termination or expiration of this Lease.

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If Tenant breaches its obligations under this Section 5.14, Landlord may immediately take any and all action reasonably appropriate to remedy the same, including taking all appropriate action to clean up or remediate any contamination resulting from Tenant's use, generation, storage or disposal of Hazardous Materials and Tenant shall be responsible for reimbursing Landlord for all associated costs.  Landlord represents that, as of the Effective Date, to Landlord’s actual knowledge, there are no Hazardous Materials on, in or under the Project in violation of any applicable Environmental Law.  Hazardous Materials at the Project, which (i) are in violation of Environmental Law and (ii) were not caused by Tenant or a Tenant Affiliated Party and (iii) are required to be removed or encapsulated by applicable Environmental Law are considered an “Environmental Condition”.

Except to the extent due to the actions of the Tenant or a Tenant Affiliated Party, Landlord, during the Term of this Lease, at Landlord’s sole cost and expense, shall be responsible for pursuing remediation from the 3rd party responsible for such Environmental Condition.  If the Project has an Environmental Condition as a result of any actions caused by Landlord or a Landlord Affiliated Party, Landlord shall indemnify, defend and hold Tenant harmless from any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses including reasonable attorneys' fees arising during the Term as a result of such Environmental Condition.  A “Landlord Affiliated Party” includes Landlord’s agents, contractors, visitors, invitees and employees.

Section 5.15Roof Rights.Tenant shall have the right to use a portion of the roof area of the Building to install, repair and maintain a satellite antenna dish with associated antennae and cables (the “Satellite System”).  The Satellite System may be installed and operated at Tenant's sole cost and expense, provided that the Satellite System is not greater than 2’ in diameter, does not protrude above the parapet wall of the Building, the weight of the Satellite System is less than 50 pounds and does not impair the structural integrity of the roof.  Prior to the installation of the Satellite System, Tenant shall obtain Landlord's prior approval, which will not be unreasonably withheld, delayed or conditioned, of the location and type of Satellite System.  Tenant agrees to hire a roofing contractor approved by Landlord for all penetrations, attachments or other work to the roof.  Tenant shall, at its sole cost and expense, comply with all applicable Governmental Requirements including but not limited to securing all necessary permits for the installation and operation of the Satellite System. Tenant shall be solely responsible for the maintenance of the Satellite System.  Tenant shall be responsible for liability and property insurance for the Satellite System consistent with the requirements of this Lease.   In the event that the Satellite System causes interference to equipment used by Landlord or another tenant in the Building Tenant shall use reasonable efforts, and shall cooperate with Landlord and other tenants, to promptly eliminate such interference.  Tenant shall, upon the expiration or termination of this Lease, at its sole cost and expense, remove the Satellite System and repair any damage to the roof or other parts of the Building.  Landlord shall not charge Tenant for the use of the roof space for the Satellite System.

Section 5.16Parking.Landlord shall provide Tenant from the Effective Date of this Lease until expiration or early termination of this Lease the non-exclusive use of six hundred ninety(690) car parking spaces on the Land (the “Tenant Car Spaces”).   The Tenant Car Spaces include Tenant’s Proportionate Share of (i) visitor spaces “Visitor Spaces” and “Handicap Spaces” located at the Project for use by Tenant and other tenants of the Building.  The initial overall parking plan for the Building is shown on the Survey of the Project attached as Exhibit E.  Tenant and it’s agents, employees, contractors, vendors, customers and invitees (collectively “Tenant Car Spaces Users”) do not have the right to use any specific parking spaces on the Land but only have the right to use the number of Tenant Car Spaces located in the parking areas on the Land generally. Tenant Car Spaces Users may not use additional parking spaces on the Land. Tenant Car Spaces Users shall not interfere with the rights of Landlord or other tenants of the Building or others entitled to similar use of the parking spaces on the Land.  All parking facilities and Tenant Car Spaces furnished by Landlord shall be subject to the reasonable control and management of Landlord who may from time to time, establish, modify, and enforce reasonable rules and regulations with respect thereto.  Landlord further reserves the right to change, construct or repair any portion thereof, and to restrict or eliminate the use of any parking areas on the Land without such actions being deemed an eviction of Tenant or a disturbance of Tenant’s use of the Premises and without Landlord being deemed in default hereunder so long as Tenant’s parking rights hereunder are not materially diminished.  Tenant Car Spaces Users shall not

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be required to pay parking lot rent or fees for use of the Tenant Car Spaces.   Landlord reserves the right at any time to assign specific parking spaces for Tenant Car Spaces and/or other parking spaces used by others at the Project and Tenant shall thereafter be responsible to insure that Tenant Car Spaces Users park in the specifically designated parking spaces.  However, should Landlord assign specific parking spaces for Tenant Car Spaces, Landlord will proportionately assign the spaces around the Building so that Tenant Car Spaces and other Building tenants car spaces are fairly distributed and equal-distant to the Building..  Landlord shall not be liable for any damage of any nature to, or any theft of, vehicles or contents thereof, in on or about the parking facilities on the Land. Tenant Car Spaces Users shall not be allowed to park on the public streets surrounding the Building and the Land.  Landlord shall not be responsible for enforcing Tenant Car Spaces Users parking rights against any third parties.  Any car parking spaces at the Project utilized by Tenant for uses other than car parking must be approved in writing by Landlord in advance and all such spaces shall reduce the number of Tenant Car Spaces.

SECTION 6

INSURANCE AND INDEMNIFICATION

Section 6.1 Indemnification.  Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Affiliates from and against any and all Claims made against such persons occurring on or in the Project or arising solely out of (a) the possession, use or occupancy of the Project or the business conducted in the Project, (b) any act, omission or actionable neglect of Tenant or Tenant’s Affiliates, or (c) any breach or default under this Lease by Tenant or by any Tenant’s Affiliates.  Tenant’s obligations under the previous sentence shall not apply if the Claim arose solely from intentional misconduct by or gross negligence of Landlord or Landlord’s Affiliates.  “Landlord’s Affiliates” are  a trustee and investment advisor to the Landlord, (ii) Landlord’s lender, Landlord’s property manager and Landlord’s development and leasing agents and (iii) officers, partners and employees of the foregoing.  “Tenant’s Affiliates” are all officers, partners, contractors, employees and invitees of Tenant.  “Claims” is an individual and collective reference to any and all claims, demands, damages, injuries, losses, liens, liabilities, penalties, fines, lawsuits, actions, and other proceedings and expenses (including reasonable attorneys’ fees and expenses incurred in connection with the proceeding, whether at trial or on appeal).  Subject to Section 6.4 of this Lease, Landlord shall indemnify, defend and hold harmless Tenant from and against any and all Claims made against Tenant to the extent caused by Landlord’s or Landlord’s Affiliates’ gross negligence or willful misconduct.  Landlord’s obligations under the previous sentence shall not apply to the extent that the Claim arose from intentional misconduct by or gross negligence of Tenant or Tenant’s Affiliates.

Section 6.2  Tenant Insurance.   Tenant shall, throughout the Term, at its own expense, keep and maintain in full force and effect each and every one of the following policies, each of which shall be endorsed as needed to provide that the insurance afforded by these policies is primary and that all insurance carried by Landlord is strictly excess and secondary and shall not contribute with Tenant’s liability insurance:

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A policy of commercial general liability insurance, including a contractual liability endorsement insuring against claims of bodily injury and death or property damage or loss with a combined single limit of not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) general aggregate, which policy shall be payable on an “occurrence” rather than a “claims made” basis.  Tenant shall include Landlord,  Landlord’s advisor, Landlord’s property manager and Landlord’s lender as additional insureds.

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A policy of excess umbrella liability insurance in the amount of Five Million Dollars ($5,000,000.00) per occurrence, which policy shall be payable on an “occurrence” rather than a “claims made” basis.  Tenant shall include Landlord, Landlord’s advisor, Landlord’s property manager and Landlord’s lender as additional insureds.

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“Special Form” property insurance (which is commonly called “all risk”) covering business interruption, Tenant Alterations, and any and all furniture, fixtures, equipment, inventory, improvements and other property in or about the Premises which is not owned by Landlord, for the then, entire current replacement cost of such property.

▪	A policy of worker’s compensation insurance as required by applicable law and employer’s liability insurance with limits of no less than One Million and No/100 Dollars ($1,000,000.00).

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A policy of commercial automobile liability insurance covering Tenant non-owned vehicles used in the course of doing business for Tenant and Tenant hired vehicles with limits of no less than One Million Dollars ($1,000,000.00) per occurrence.

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All insurance policies required under this paragraph shall be with companies having a rating according to Best’s Insurance Key Rating Guide for Property – Casualties of no less than A- Class VIII.  Each policy shall provide that it is not subject to cancellation, lapse or reduction in coverage except after thirty (30) days’ written notice to Tenant, and Tenant shall promptly notify Landlord in writing of such cancellation notice, and Tenant shall provide replacement insurance prior to the effective date of such cancellation.  Tenant shall deliver to Landlord, on the Effective Date and, from time to time thereafter, certificates evidencing the existence and amounts of all such policies.. Deductibles under policies procured must be reasonable and customary.

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If Tenant fails to acquire or maintain any insurance or provide evidence of insurance required by this Section 6.2 of this Lease, Landlord may, but shall not be required to, obtain such insurance or evidence and the costs associated with obtaining such insurance or evidence shall be payable by Tenant to Landlord on demand.

Section 6.3Landlord’s Insurance.  Landlord shall, throughout the Term, keep and maintain in full force and effect:

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Commercial general liability insurance, insuring against claims of bodily injury and death or property damage or loss with a combined single limit of not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) general aggregate, which policy shall be payable on an “occurrence” rather than a “claims made” basis.

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 “Special Form” property insurance (which is commonly called “all risk”) covering the Project including the Land, Building and Tenant Improvements for the then, current replacement value of such property.     Deductibles under policies procured must be reasonable and customary.

▪	Landlord may, but shall not be required to, maintain other types of insurance as Landlord deems appropriate.
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“Insurance Costs” means all costs incurred by Landlord for providing the insurance specified in this Section 6.3 of this Lease.  Insurance Costs shall also include any applicable deductible payments.  Insurance Costs shall be included in Building Costs. Insurance Costs shall not include credit enhancement related insurance for Tenant or other tenants in the Building.   Insurance Costs shall not include, if applicable, the portion of the increase in the cost of this Section 6.3 insurance caused by the use of another tenant in the Building other than general business office uses, call center, printing and mailing activities.

Section 6.4Waiver of Subrogation.  Notwithstanding anything in this Lease to the contrary, Landlord and Tenant each waive and release the other from any and all Claims or any loss or damage that may occur to the Land, Building, Project, or personal property located on or in the described Project, by reason of Casualty, but only to the extent of deductibles specified in the insurance policies plus the insurance proceeds paid to such party under its policies of insurance or, if it fails to maintain the required policies, the insurance proceeds that would have been paid to such party if it had maintained such policies.  Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier's rights of recovery under subrogation or otherwise against the other party.

SECTION 7

ASSIGNMENT AND SUBLETTING

Section 7.1Assignment and Subletting by Tenant.   Tenant shall not have the right, directly or indirectly by change of control or otherwise to assign, transfer, mortgage or encumber this Lease in whole or in part, nor sublet the whole or any part of the Premises, nor allow the occupancy of all or any part of the Premises by another, without first obtaining Landlord’s written consent, which shall not be unreasonably withheld delayed or conditioned.  Neither Landlord’s demand for Recapture under Section 7.2 or Landlord’s conditioning of its consent under Section 7.3 shall be deemed unreasonable.  No sublease or assignment, including one to which Landlord has consented, shall release Tenant from its obligations under this Lease, unless otherwise specifically agreed in writing by Landlord.  It shall not be considered unreasonable if the

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proposed sublease or assignment denial is based on any of the following criteria (i) proposed tenant not in business that generally leases space in Class A office space comparable to the Project, (ii) proposed tenant will use more than the Tenant Car Spaces, (iii) form of sublease or assignment is not consistent with the terms of this Lease or are not consistent with the terms and requirements of Landlord's loan documents for the Project, (iv) an Event of Default concerning Monetary Obligations exists at the time of Tenant’s request to sublet or assign.

Notwithstanding the foregoing, Tenant shall have the right, without Landlord's consent, upon advance written notice to Landlord, to assign the Lease or sublet the whole or any part of the Premises (i) to any entity or entities which are owned by Tenant, or which owns Tenant or any entity that controls, is controlled by or is under common control with Tenant (which for purposes hereof, “control” shall be deemed to be ownership of more than fifty percent (50%) of the stock or other voting interest of the controlled corporation or other business entity), (ii) in connection with the sale or transfer of substantially all of the assets of the Tenant or the sale or transfer of substantially all of the outstanding ownership interests in Tenant, or (iii) in connection with a merger, consolidation or other corporate reorganization of Tenant (each of the transactions referenced in the above subparagraphs (i), (ii), and (iii) are hereinafter referred to as a "Permitted Transfer," and each surviving entity shall hereinafter be referred to as a "Permitted Transferee"); provided, that such assignment or sublease is subject to the following conditions: (a) Tenant shall remain fully liable under the terms of the Lease; (b) such Permitted Transfer shall be subject to all of the terms, covenants and conditions of the Lease; (c) to the extent the entity constituting the original Tenant does not survive such Permitted Transfer, such Permitted Transferee has an investment grade bond rating; and (d) such Permitted Transferee shall expressly assume the obligations of Tenant under the Lease by a document reasonably satisfactory to Landlord.

Section 7.2Recapture.  Landlord shall have the right to recapture all or the applicable portion of the Premises proposed to be assigned or sublet by giving written notice of Landlord’s intention to exercise such right within ten (10) days after delivery of Tenant’s request that Landlord consent to assignment or subletting (“Recapture”).  The Recapture shall be effective on the earlier of the date Tenant proposed to assign or sublet or the last day of a calendar month which is at least sixty (60) days after delivery of Tenant’s request that Landlord’s consent to the assignment or subletting.  On the effective date of the Recapture, this Lease shall be terminated as to the portion of the Premises subject to the Recapture.

Section 7.3Landlord Share of Revenue Surplus.  Landlord may elect to condition its consent to an assignment or subletting on this paragraph.  If Landlord so gives conditional consent, Tenant shall pay to Landlord if, as and when received by Tenant, fifty percent (50%) of the consideration received by Tenant for the assignment or subletting to the extent that consideration exceeds Tenant’s obligations under this Lease, after deducting all of Tenant’s third party costs and expenses  (e.g.,  free rent, brokerage commissions, legal fees, architect and engineer fees, marketing fees and tenant finish work) to affect the Transfer (“Landlord Share of Revenue Surplus”).

Section 7.4Assignment by Landlord.  Landlord shall have the right to transfer and assign, in whole or in part, its rights and obligations under this Lease and in any and all of the Land or Building.  If Landlord sells or transfers any or all of the Building, Landlord and Landlord’s Affiliates shall, upon consummation of such transfer be released automatically from any liability under this Lease for obligations to be performed or observed after the date of the transfer.  After the effective date of the transfer, Tenant must look solely to Landlord’s successor-in-interest related to any obligations or liabilities that arise on or after the date of transfer.

SECTION 8

DEFAULTS AND REMEDIES

Section 8.1Tenant Events of Default. The following events, herein individually referred to as a "Event of Default", each shall be deemed to be events of nonperformance by Tenant under this Lease:

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▪

Tenant shall fail to pay any installment of the Base Rent or Building Costs within five (5) business days of receipt of written notice from Landlord that such payment is past due or any other payment or reimbursement to Landlord required herein within ten (10) calendar days of receipt of written notice from Landlord that such payment is past due.

▪

The Tenant shall (i) become insolvent;  (ii) make a general assignment for the benefit of creditors; (iii) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property.

▪

Any case, preceding or other action against the Tenant hereunder shall be commenced seeking (i) to have an order for relief entered against it as debtor or to adjudicate it a bankrupt insolvent; (ii) reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors; (iii) appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (a) results in the entry of an order for relief against it which it is not fully stayed within ten (10) business days after the entry thereof or (b) shall remain undismissed for a period of sixty (60) days.

▪

Tenant shall fail to discharge or bond around any lien placed upon the Project in violation of Section 5.9 of this Lease within thirty (30) days after written notice to Tenant that any such lien or encumbrance is filed against the Project, unless such lien is contested in good faith by Tenant by appropriate judicial, administrative or other comparable proceedings in which case Tenant shall bond around such lien.

▪

Tenant shall fail to comply with any term, provision or covenant of this Lease, other than those listed in this Section 8.1 and shall not cure such failure within thirty (30) days after written notice thereof to Tenant unless such cure cannot reasonably be accomplished within such thirty (30) days, in which event Tenant shall have such additional time as is reasonably necessary to accomplish such cure provided Tenant promptly commences and diligently prosecutes such cure to completion.

Section 8.2Landlord Remedies for Tenant Default.

Upon each occurrence of an  Event of Default, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand:

(1)Terminate this Lease and pursue Tenant for actual damages; and/or

(2)Enter upon and take possession of the Premises without terminating this Lease and/or

(3)Alter all locks and other security devices at the Premises with or without terminating this Lease, deny access to Tenant and pursue, at Landlord's option, one or more remedies pursuant to this Lease.

▪

Upon the occurrence of any Event of Default, Tenant shall, immediately upon receipt of written notice or demand from Landlord, surrender the Premises to Landlord and if Tenant fails so to do, Landlord, without waiving any other remedy it may have, may enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof.

▪

If Landlord repossesses the Premises with or without terminating the Lease, Tenant, at Landlord's option, shall be liable for and shall pay Landlord on demand all Base Rent and other payments owed to Landlord hereunder, accrued to the date of such repossession, plus all amounts required to be paid by Tenant to Landlord until the date of expiration as such sums become due and payable hereunder without acceleration. Actions to collect amounts due by Tenant to Landlord under this paragraph may be brought from time to time, on one or more occasions, without the necessity of Landlord's waiting until expiration of the Term.

▪

Upon a Event of Default, in addition to any sum provided to be paid herein, Tenant also shall be liable for and shall pay to Landlord (1) reasonable market brokers' fees incurred by Landlord in connection with any reletting of the whole or any part of the Premises for the remaining Term as if there was no early termination; (2) the reasonable costs of removing and storing Tenant's property; (3) the reasonable costs of repairing, altering, remodeling or otherwise putting the Premises into the

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condition required by this Lease as if the Lease had expired (4) all reasonable expenses incurred by Landlord in enforcing or defending Landlord's rights and/or remedies.  If either party hereto institutes any action or proceeding to enforce any provision hereof by reason of any alleged breach of any provision of this Lease, the prevailing party shall be entitled to receive from the losing party all reasonable attorneys' fees and all court costs in connection with such proceeding.

▪

Exercise by Landlord of any one or more remedies hereunder granted or otherwise available, including without limitation, the institution by Landlord, its agents or attorneys of a forcible detainer or ejectment action to re–enter the Premises shall not be construed to be an election to terminate this Lease or relieve Tenant of its obligation to pay rent hereunder and shall not be deemed to be an acceptance of surrender of the Premises by Landlord, whether by agreement or by operation of law, it being understood that such surrender can be effected only by the written agreement of Landlord and Tenant.   Tenant and Landlord further agree that forbearance by Landlord to enforce its rights pursuant to the Lease at law or in equity, shall not be a waiver of Landlord's right to enforce one or more of its rights in connection with any subsequent default.

▪

In the event of termination and/or repossession of the Premises for a Event of Default, Landlord shall use reasonable efforts to relet the Premises; provided, that, Tenant shall not be entitled to credit or reimbursement of any proceeds in excess of the rental owed hereunder.  Landlord may relet the whole or any portion of the Premises for any period, to any tenant and for any use and purpose. Tenant agrees that Landlord’s has no obligation to relet the Premises (i) at a rental rate or otherwise on terms below market, as then determined by Landlord in its sole discretion; (ii) to any entity not satisfying Landlord’s then standard financial credit risk criteria; (iii) for a use not consistent with Tenant’s use prior to the Event of Default; or a use which would violate then applicable law or any restrictive covenant or other lease affecting the Premises;  or a use which would impose a greater burden upon the Premises’s parking, HVAC or other facilities; or a use which would involve any use of Hazardous Materials; (iv) divide the Premises, install new demising walls or otherwise reconfigure the Premises to make same more marketable; (v) pay any leasing or other commissions arising from such reletting, unless Tenant unconditionally delivers to Landlord, in good and sufficient funds, the full amount thereof in advance; (vi) pay, and/or grant any allowance for, tenant finish or other costs associated with any new lease, unless Tenant unconditionally delivers to Landlord, in good and sufficient funds, the full amount thereof in advance; or (vii) relet the Premises, if to do so, Landlord would be required to alter other portions of the Premises, make ADA-type modifications or otherwise install or replace any sprinkler, security, safety, HVAC or other Premises operating systems.

▪

If Landlord repossesses the Premises pursuant to the authority herein granted, then Landlord shall have the right to (i) keep in place or (ii) remove and store all of the furniture, fixtures and equipment at the Premises, including that which is owned by or leased to Tenant at all times prior to any foreclosure by Landlord or repossession thereof by any Landlord or third party having a lien thereon.  Landlord also shall have the right to relinquish possession of all or any portion of such furniture, fixtures, equipment and other property to any person ("Claimant") who presents to Landlord a copy of any instrument represented by Claimant to have been executed by Tenant (or any predecessor of Tenant) granting Claimant the right under various circumstances to take possession of such furniture, fixtures, equipment or other property, without the necessity on the part of Landlord to inquire into the authenticity or legality of said instrument.  Landlord may, at its sole option and without prejudice to, or waiver of any rights it may have (i) escort Tenant to the Premises to retrieve any personal belongings of Tenant and/or its employees; or (ii) obtain a list from Tenant of the personal property of Tenant and/or its employees and make such property available to Tenant and or Tenant's employees; provided, however, Tenant first shall pay in cash or cash equivalent all reasonable costs and estimated expenses to be incurred in connection with the removal of such property and making it available.  The rights of Landlord herein stated shall be in addition to any and all other rights that Landlord has or may hereafter have at law or in equity and Tenant stipulates and agrees that the rights herein granted Landlord are commercially reasonable.

▪	Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as rent, shall constitute rent.

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▪	This is a contract under which applicable law excuses Landlord from accepting performance from (or rendering performance to) any person or entity other than Tenant or a Permitted Transferee.

Section 8.3Right to Perform.  If Tenant shall fail to pay any sum of money required to be paid by it under this Lease or shall fail to perform any other act on its part to be performed under this Lease, and such failure shall continue for ten (10) business days after notice of such failure from Landlord, Landlord may, but shall not be obligated to, and without waiving or releasing Tenant from any obligations, make such payment or perform such other act on Tenant’s part to be made or performed as provided in this Lease.  Tenant shall reimburse Landlord, for the payment made or cost of the act performed within ten (10) business days of receiving a written invoice from Landlord.

Section 8.4Limitation on Recourse.  Liability with respect to the entry and performance of this Lease by or on behalf of Landlord or any other obligation of Landlord, however it may arise, shall be asserted and enforced only against Landlord’s estate and equity interest in the Project.  Neither party shall have liability for consequential or incidental damages.  Neither Landlord nor any of Landlord’s Affiliates shall have any personal liability in the event of any Claim against any of them arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Project.  Any and all personal liability, if any, beyond that which may be asserted under this paragraph, is expressly waived and released by Tenant and by all persons claiming by, through or under Tenant.

Section 8.5Landlord Default and Tenant Remedies.    For purposes hereof, a “Landlord Default” exists if Landlord intentionally fails to perform any of its material obligations under this Lease within thirty (30) calendar days after receiving written notice from Tenant specifying the nature and extent of such failure; provided, however, if the obligation is not reasonably curable within such thirty (30) calendar day period, the time for cure will be extended so long as Landlord continues to use reasonable efforts to effect a cure.  If a Landlord Default has occurred beyond Landlord’s applicable cure period, then Tenant may notify Landlord in writing of Tenant’s intent to cure the Landlord Default and the reasonable cost associated with such cure (the “Tenant Cure & Cost Notice”).  Landlord shall have ten (10) calendar days after receiving the Tenant Cost & Cure Notice, to either (i) cure the Landlord Default or (ii) notify Tenant that Landlord is not in default with reasonable supporting evidence.  If Landlord does not either (i) cure the Landlord Default, or (ii) notify Tenant within such ten (10) calendar day period that Landlord is not in default with reasonable supporting evidence then Tenant may cure such Landlord Default and charge the reasonable cost included in the Tenant Cure & Cost Notice thereof (the “Tenant Cure Invoice”).  Landlord shall pay the Tenant Cure Invoice within ten (10) calendar days after written receipt of such Tenant Cure Invoice.  If Landlord fails to pay the Tenant Cure Invoice within ten  (10)  calendar days after receiving it from Tenant, then Tenant shall have the right to bring a legal cause of action against Landlord to recover the Tenant Cure Invoice cost and if a final non-appealable legal judgment is awarded for the Tenant Cure Invoice cost and Landlord does not then pay the judgment within thirty (30) calendar days, Tenant may offset Base Rent up to the amount of the judgment for the Tenant Cure Invoice cost.

SECTION 9

MISCELLANEOUS  PROVISIONS

Section 9.1Notices.  All notices, demands, consents, approvals, statements and communications required or permitted under this Lease shall be in writing and shall be addressed to a party at the addresses set forth opposite that party’s signature, or to such other address as either party may specify by written notice, given in accordance with this paragraph.  All such communications shall be transmitted by personal delivery, reputable express or courier service, or United States Postal Service, postage prepaid.  All such communications shall be deemed delivered and effective on the earlier of (a) the date received or refused for delivery, or (b) five (5) calendar days after having been deposited in the United States Postal Service, postage prepaid.

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Section 9.2Attorney’s Fees and Expenses.  In the event that either party requires the services of an attorney in connection with enforcing the terms of this Lease, suit is brought for the enforcement of this Lease or the exercise of rights and remedies afforded by this Lease or under law, or proceedings are held in bankruptcy, then the substantially prevailing party shall be entitled to a reasonable sum for attorney’s and paralegal’s fees, expenses and court costs, including those relating to any appeal.

Section 9.3Successors; Joint and Several Liability.  All of the covenants and conditions contained in this Lease shall apply to and be binding upon Landlord and Tenant and their respective heirs, executors, administrators, permitted successors and permitted assigns.  In the event that more than one person or organization is included in the term Tenant, then each such person or organization shall be jointly and severally liable for all obligations of Tenant under this Lease.

Section 9.4Choice of Law.  This Lease shall be construed and governed by the laws of the state in which the Land is located.

Section 9.5Offer to Lease.  The submission of this Lease in a draft form to Tenant or its broker or other agent does not constitute an offer to Tenant to lease the Premises.  This Lease shall have no force or effect until it is executed and delivered by both Tenant and Landlord.

Section 9.6Force Majeure.  Landlord's and Tenant's time to perform their respective obligations under this Lease because of, from or through strike or other labor problems, acts of God, riot, insurrection, governmental actions or requirements, or any other cause beyond the reasonable control of Landlord or Tenant, as the case may be, shall extend such party's time to perform by the period of such delay or such prevention which shall be deemed added to the time herein provided for the performance of any such obligation.  Notwithstanding the foregoing, Tenant's failure to pay Base Rent or any other sums due hereunder shall not be excused by any force majeure event.

Section 9.7Interpretation.  Headings or captions shall in no way define, limit or otherwise affect the construction or interpretation of this Lease.  Whenever a provision of this Lease uses the terms “include” or “including”,  that term shall not be limiting but shall be construed as illustrative.  This Lease shall be given a fair and reasonable interpretation of the words contained in it without any weight being given to whether a provision was drafted by one party or its counsel.  Unless otherwise specified, whenever this Lease requires a consent or approval, the decision shall be reached in good faith discretion of the party entitled to give such consent or approval.

Section 9.8Prior Agreement and Amendments.  This Lease contains all of the agreements of the parties to this Lease with respect to any matter covered or mentioned in this Lease.  No prior agreement, understanding or statement pertaining to any such matter shall be effective for any purpose.  No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties to this Lease.

Section 9.9Broker.   Landlord and Tenant each represent and warrant to each other that it has dealt with no broker, agent or other person in connection with this transaction other than Jones Lang LaSalle Brokerage, Inc.  (the “Broker”) and each party agrees to indemnify and hold the other party harmless from and against any claims by any other broker, agent or other persons claiming a commission or other form of compensation by virtue of having dealt with the party other than Broker with regard to this leasing transaction. Landlord covenants and agrees to pay the lease commissions due to Broker for services performed in connection with this Lease and pursuant to the written lease commission agreement between Landlord and Broker.

Section 9.10Time of Essence.  Time is of the essence with respect to the performance of this Lease.

Section 9.11Survival of Obligations.  Notwithstanding anything contained in this Lease to the contrary or the expiration or earlier termination of this Lease, any and all obligations of either party accruing prior to

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the expiration or termination of this Lease shall survive the expiration or earlier termination of this Lease, and either party shall promptly perform all such obligations whether or not this Lease has expired or terminated.

Section 9.12Holidays. Holidays” are New Year’s Day, Martin Luther King Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

Section 9.13Authority.  Tenant represents and warrants to Landlord that Tenant is duly organized, validly existing, and in good standing under the laws of the state of its organization, and is duly qualified to transact business in Texas.

Section 9.14No Representations.  Neither Landlord nor Landlord’s Affiliates made any representations or promises with respect to the Lease or the Project except as expressly set forth in this Lease.  No rights, easements, or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Lease.

Section 9.15Binding Effect.  This Lease is binding upon the respective heirs, personal representatives, successors, and, to the extent assignment is permitted, assigns of Landlord and Tenant.

Section 9.16Exhibits.  All exhibits attached to this Lease are incorporated into and made a part of this Lease as if set forth in the body of this Lease.

Section 9.17Waiver of Jury Trial.  TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

Section 9.18  Waiver of Implied Warranty of Suitability.  Except to the extent that Landlord is obligated to construct improvements in the Project, as provided in Exhibit B of this Lease, Tenant acknowledges and agrees that: (1) it has had an opportunity to inspect the Project; (2) it accepts the Project “AS IS” and “WITH ALL FAULTS,” except as otherwise provided for in this Lease and (3) except as otherwise provided for in this Lease, Landlord makes no representation or warranty of any kind, expressed or implied, with respect to the condition of the Project (including habitability, suitability, or fitness for particular purpose of the Project), layout, footage, expenses, operation, or any other matters affecting or relating to the Project or this Lease.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD HEREBY DISCLAIMS, AND TENANT WAIVES THE BENEFIT OF, ANY AND ALL IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF HABITABILITY AND FITNESS OR SUITABILITY FOR A PARTICULAR PURPOSE.

Section 9.19  Waiver of Lien.  Tenant waives all lien rights under Section 91.004 of the Texas Property Code, as well as any successor statute granting Tenant a lien in Landlord’s property.

Section 9.20 Counterpart Copies; Electronic Signatures.  This Lease may be executed in two or more counterpart copies, each of which shall be deemed to be an original and all of which counterparts shall have the same force and effect as if the parties hereto had executed a single copy of this Lease. The parties acknowledge and agree that notwithstanding any law or presumption to the contrary, an electronic or telefaxed signature of either party, whether upon this Lease or any related document shall be deemed valid and binding and admissible by either party against the other as if same were an original ink signature.

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PREPARATION OF THIS LEASE BY LANDLORD OR LANDLORD'S AGENT AND SUBMISSION OF SAME TO TENANT SHALL NOT BE DEEMED AN OFFER BY LANDLORD TO LEASE THE PREMISES TO TENANT OR THE GRANT OF AN OPTION TO TENANT TO LEASE THE PREMISES.  THIS LEASE SHALL BECOME BINDING UPON LANDLORD AND TENANT ONLY WHEN FULLY EXECUTED BY BOTH PARTIES AND WHEN LANDLORD HAS DELIVERED THIS LEASE TO TENANT IN THE MANNER SET FORTH IN THIS LEASE.

List of Exhibits

EXHIBIT A  (Special Provisions)

EXHIBIT B (Work Letter)

EXHIBIT C (Verification Letter)

EXHIBIT D (Premises)

EXHIBIT E  (Survey)

Designated Address for Landlord:

Freeport 9 Office Center, L.P.

3811 Turtle Creek Blvd. #730, Dallas, Texas 75219

Phone: 214-520-7800

LANDLORD

FREEPORT 9 OFFICE CENTER, L.P., a  Texas limited partnership

By:MC DFW II Property Company, Ltd., a Texas limited partnership, its general partner

By: MCD GP, Inc., a Texas corporation, its general partner

_________________________________________________

By:

Name:

Its:

Designated Address for Tenant:

1100 Park Place, 4th Floor

San Mateo, CA 94403

Attn: General Counsel

Phone: 650-577-5200

TENANT:

WAGEWORKS,  INC. a Delaware corporation

_________________________________________________

By:

Name:

Its:

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EXHIBIT  A

SPECIAL PROVISIONS

A-1BASE RENT:

A-21st RENEWAL.      Provided that Tenant is not in default of any of the terms, covenants and conditions of the Monetary Obligations hereof beyond any applicable cure period, and this Lease has not been assigned or the Premises (or a part thereof) sublet, Tenant shall have the right and option to extend the original Term of this Lease for one (1) further term of sixty (60) months (the “Renewal Period”).    Such extension of the original Term shall be on the same terms, covenants and conditions as provided for in the original Term except that the Base Rent of this Lease during the extended term shall be at the fair market rental then in effect on equivalent properties, of equivalent size, in equivalent areas (the "Fair Market Rent (but in no event less than the Base Rent for the last month of the Term prior to the Renewal Period).  Tenant shall deliver written notice (the “Renewal Notice”) to Landlord of Tenant's intent to exercise the renewal option granted herein not more than ten (10) months nor less than eight (8) months prior to the expiration of the original Term of this Lease. In the event Tenant fails to deliver a Renewal Notice within the time period set forth above, Tenant's right to extend the term hereof shall expire and be of no further force and effect.

Within 10 business days of receiving the Renewal Notice from Tenant, Landlord shall deliver to Tenant a renewal proposal (the “Renewal Proposal”); which will include the proposed Fair Market Rent.  In the event Landlord and Tenant fail to agree in writing upon the Fair Market Rent within 15 business days after delivery to Tenant of the Renewal Proposal, Tenant may either (i) waive its right to renew or (ii) elect to have the Fair Market Rent determined by the appraisal procedure set forth below:

▪ If Tenant has elected to have the Fair Market Rent determined by an appraisal, then within ten (10) days after Landlord’s receipt of Tenant's written notice of such an election, each party, by giving written notice to the other party, shall appoint an appraiser to render a written opinion of the Fair Market Rent for the Renewal Period.  Each appraiser must be a member of the Appraisal Institute of America (MAI) for at least five years and with at least five years experience in the appraisal of rental rates of office properties in the area in which the Project are located and otherwise unaffiliated with either Landlord or Tenant.  The two appraisers shall render their written opinion of the Fair Market Rent for the Renewal Period to Landlord and Tenant within twenty (20) days after the appointment of the second appraiser.  If the Fair Market Rent of each appraiser is within five percent (5%) of each other, then the average of the two appraisals of Fair Market Rent shall be the Base Rent for the Renewal Period (subject to the minimum rate defined in this renewal option).  If one party does not appoint its appraiser as provided above, then the one appointed

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shall determine the Fair Market Rent. The Fair Market Rent so determined under this subparagraph shall be binding on Landlord and Tenant.

▪ If the Fair Market Rent determined by the appraisers is more than five percent (5%) apart, then the two appraisers shall pick a third appraiser within ten (10) days after the two appraisers have rendered their opinions of Fair Market Rent as provided above.  If the two appraisers are unable to agree on the third appraiser within said ten (10) day period, Landlord and Tenant shall mutually agree on a third appraiser within ten (10) days thereafter.  The third appraiser shall be a person who has not previously acted in any capacity for either party and must meet the qualifications stated above.

▪ Within twenty (20) days after its appointment, the third appraiser shall render its written opinion of the Fair Market Rent for the Renewal Period ("Third Opinion").  The appraisal of Fair Market Rent made by Landlord's or Tenant's appraiser that is closest to the Fair Market Rent specified in the Third Opinion shall be the Base Rent during the Renewal Period (subject to the minimum rate defined in this renewal option).  If the Fair Market Rent set forth in the Third Opinion is equidistant from the Fair Market Rent made by Landlord's or Tenant's appraiser, then the Fair Market Rent contained in the Third Opinion shall be the Base Rent during the Renewal Period.  The Fair Market Rent so determined under this subparagraph shall be binding on Landlord and Tenant.

▪ Each party shall bear the cost of its own appraiser and one–half (1/2) the cost of the third appraiser.

▪ After the Fair Market Rent for the Renewal Period has been established in accordance with the foregoing procedure, Landlord and Tenant shall promptly execute an amendment to this Lease to reflect the Base Rent for the Renewal Period.

A-3    2nd RENEWAL.      Provided that Tenant is not in default of any of the terms, covenants and conditions of the Monetary Obligations hereof beyond any applicable cure period, and this Lease has not been assigned or the Building (or a part thereof) sublet, and Tenant renewed the Lease per the terms of Section A-2, Tenant shall have the right and option to extend the first renewal term of this Lease for one (1) additional further term of sixty (60) months (the “2nd Renewal Period”).  Such extension of the first renewal term shall be on the same terms, covenants and conditions as provided for in the original Term except that the Base Rent of this Lease during the extended term shall be at the fair market rental then in effect on equivalent properties, of equivalent size, in equivalent areas (the "Fair Market Rent”) (but in no event less than the Base Rent for the last month of the Term prior to the 2nd Renewal Period).  Tenant shall deliver written notice (the “2nd Renewal Notice”) to Landlord of Tenant's intent to exercise the renewal option granted herein not more than twelve (12) months nor less than nine (9) months prior to the expiration of the 1st renewal term of this Lease. In the event Tenant fails to deliver the 2nd Renewal Notice within the time period set forth above, Tenant's right to extend the term hereof shall expire and be of no further force and effect. In the event Landlord and Tenant fail to agree in writing upon the Fair Market Rent within thirty (30) days after exercise by Tenant of this 2nd renewal option, Tenant may either (i) waive its right to renew or (ii) elect to have the Fair Market Rent determined by the appraisal procedure set forth in Section A-2 of Exhibit A of this Lease.

A-4RULES AND REGULATIONS.The following rules and regulations shall apply to the Project:

1.Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by any Tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building.   Tenant shall not enter nor permit its employees, agents, guests or invitees to enter into areas of the Building designated for the exclusive use of Landlord or other Tenants of the Building.

2.Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags, coffee grounds or other unsuitable material shall be thrown or deposited there.  Damage resulting to any such fixtures or appliances from misuse by Tenant, shall be paid by Tenant.

3.Except as specifically permitted pursuant to this Lease, no signs, advertisements or notices shall be painted or affixed on or to any exterior windows or doors or other part of the Project without the prior

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written consent of Landlord.  No curtains or other window treatments shall be placed between the glass and the Building standard window treatments.

4.Except for portions of the Premises specifically designated by Tenant and consented to in writing by Landlord in advance to be used for an employee kitchen or lounge area, Tenant shall not cook, sell, purchase or permit the preparation, sale or purchase of food on the Premises.

5.No deliveries of any nature nor freight, furniture or bulky matter of any description will be received into the Building or carried into the elevators except in such a manner, during such hours and using only the elevator and those passageways as may be approved by Landlord, and then only upon having been scheduled in advance.  Any hand trucks, carryalls or similar appliances used for the delivery or receipt of merchandise, supplies or equipment shall be equipped with rubber tires, side guards and such other safeguards as Landlord shall require.

6.Landlord reserves the right to prescribe and to approve the weight, size and location of safes, book shelves and other heavy equipment, fixtures and articles in and about the Premises and the Building. Tenant shall not overload any floors.

7.Corridor doors, when not in use, shall be kept closed.  Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways.  No animals (except for guide dogs for sight impaired persons) of any kind shall be brought or kept in or about the Premises or the Building.

8.Tenant shall not make or permit any improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other Tenants or persons having business with them. No machinery of any kind (other than normal office equipment) shall be operated by Tenant without Landlord's prior written consent.

9.Tenant shall not use, suffer or permit the manufacture, sale or distribution by gift or otherwise of any spirituous, fermented or intoxicating liquors or any drugs.  Tenant shall not bring or store firearms of any kind into the Building.  Tenant shall not use the Building or Premises for the manufacture, distribution or sale of any merchandise or other materials (except for printed materials generated and mailed in the normal course of Tenant’s business operations).  No portion of the Building or Premises shall at any time be used or occupied as sleeping or lodging quarters.

10.The Building shall be a no-smoking building, with no smoking allowed in the Common Area, Premises or in any exterior entry area of the Building.   Smoking will be permitted in an outside area to be designated by Landlord.

In the event of a conflict between these rules and regulations and the other specific terms of the Lease the terms of the Lease shall control.

A-5  JANITORIAL STANDARDS.  No less than the following cleaning services will be provided five (5) days weekly (holidays excluded) consistent with sound and prudent property management standards for comparable properties:

1.	Building and Premises Services
(a)	Empty and clean all waste receptacles and remove waste paper and rubbish from the Premises nightly. Any bulk trash or moving boxes clearly marked trash shall be removed.
(b)	Vacuum all rugs and carpeted areas in office, lobbies and corridors nightly.
(c)	Hand dust and wipe clean office furniture, files, fixtures and all other horizontal surfaces with treated dust cloth nightly; window sills weekly and wash window sills when necessary.
(d)	Sweep stairways nightly; vacuum if carpeted.
(e)	Damp mop spillage in office and public areas as required.
(f)	Dust and remove debris from all metal doors, thresholds as necessary.
(g)	Vacuum louvers, ventilating grilles and dust light fixtures monthly.

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(h)	Carpet shampooing in the Premises will be performed at Tenant’s request and billed to Tenant at Landlord’s contractor’s reasonable cost thereof.
(i)	Clean all inside perimeter windows as required in Landlord’s reasonable opinion.
(j)	Spot clean glass entrance doors and adjacent glass panels nightly.

2.	Restrooms
(a)	Damp mop, rinse and dry floors nightly.
(b)	Scrub floors as necessary.
(c)	Clean mirrors, bright work and enameled surfaces nightly.
(d)	Wash and disinfect all basins, urinals and bowls nightly, using scouring powder to remove stains and clean undersides of rim of urinals and bowls.
(e)	Wash both sides of all toilet seats with soap and water or disinfectant nightly.
(f)	Wash with disinfectant when necessary, all partitions, tile walls and outside surface of all dispensers and receptacles.
(g)	Empty and sanitize all receptacles and sanitary disposals nightly; thoroughly clean and wash at least once per week.
(h)	Fill toilet tissue, soap and towel dispensers daily.
(i)	Clean flushometers, piping, toilet seat hinges and other metal work nightly.
(j)	Clean wall partitions, tile walls and enamel surfaces from trim to floor monthly.

3.	Elevator
(a)	Vacuum carpet daily as needed.
(b)	Check and clean elevator interiors as needed.
(c)	Clean sides of elevator car daily.
(d)	Clean hand rail as needed.
(e)	Clean lobby elevator saddles, doors and frames daily.

4.	Day Porter

General Cleaning of the lobby, restrooms and entry areas during some of the Normal Business

Hours as determined by Landlord or the property manager of the Project.

A-6   RIGHT OF FIRST OFFER.    During the first Three Hundred Sixty Five (365) days of this Lease (beginning on the Effective Date), when all or part of the approximately 52,311 square feet of rentable space on the third floor of the Building (the “ROFO Space”) is offered (independently or as part of all or part of any other space in the Building) in writing by Lessor for lease to a third party and provided that Lessee is not then in default hereunder and has not sublet the Premises (or a part hereof), then Lessor shall also make the same offer to Lessee to lease the amount of space being offered to the third party at the same rental rate, lease term and finish allowance being offered to the third party (the “Offer”).

If (i) within five (5) business days after Lessor delivers the Offer to Lessee, Lessee does not elect, by notifying Lessor in writing, to lease all and not part of the space being offered to the third party at the same rental rate, lease term and finish allowance being offered to the third party (the “Offered Space”) and (ii) within five (5) business days after Lessee receives the Lease amendment from Lessor adding the Offered Space to the Lease (the “Amendment”), Lessee does not deliver a signed Amendment to Lessor; then (iii) Lessee's right to lease the Offered Space shall have no further rights pursuant to this Lease and Lessor may lease the Offered Space to the third party at any terms and conditions.

If Lessee chooses not to lease the Offered Space, Lessee agrees, if requested by Lessor, to execute a written acknowledgment that Lessee does not intend on leasing the Offered Space and Lessee has no rights to lease the Offered Space subject to the third party leasing the Offered Space.

If the third party does not lease the Offered Space, then Lessor agrees that Lessee’s rights pursuant to this Section A-6 will be repeated for any new Offer. If the third party does lease the Offered Space, then this paragraph is void and no longer a part of this Lease as it relates to the space leased by the third party.

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Three Hundred Sixty Five (365)  days after the Effective Date of this Lease, this paragraph is void and is no longer a part of this Lease.

A-7 GENERATOR AND ENCLOSURE. Landlord agrees, subject to City of Irving, Texas approval, that Tenant, on or before December 31, 2015, may install, at Tenant’s sole cost, liability and expense an emergency generator system at the Project (the “Generator System”) in the location shown with an arrow on EXHIBIT E.  Tenant agrees, prior to installation of the generator, to provide Landlord a detailed plan and specification of the Generator System, which will be subject to Landlord’s approval, which shall not be unreasonably withheld, delayed or conditioned.  Tenant agrees that Generator System will be housed in a four-sided solid masonry enclosure that is consistent with the appearance and quality of the building walls (the “System Enclosure”).  Tenant agrees that Generator System will not be longer, wider or higher than the System Enclosure.  The car parking spaces eliminated for the System Enclosure shall be considered part of the Tenant Car Spaces.

Tenant shall, at Tenant’s sole cost and expense, construct the System Enclosure and install the Generator System in accordance with this Section A-7 and in accordance with City of Irving, Texas building codes.  Tenant agrees to use reasonably diligent efforts to complete construction of the System Enclosure and install the Generator System within 60 days after starting construction of the System Enclosure.

Landlord acknowledges that, as a part of the Generator System, Tenant intends on installing an appropriately-sized (consistent with the generator capacity) above ground diesel fuel storage tanks for the Generator System and within the System Enclosure.  Tenant shall be responsible for complying with all applicable City of Irving, State of Texas and Federal rules, regulations and guidelines regarding the installation, monitoring, testing and use of the diesel storage tank. Tenant agrees to provide Landlord with a copy of all correspondence with City, State or Federal agencies regarding the diesel storage tanks and any associated leaks, spills or contamination.

Landlord and Tenant shall both have access to the Generator System for inspection and to perform the requirements of this Lease.  In addition Tenant shall be responsible for complying with the provisions of Section 5.14 of this Lease.   Tenant shall be responsible for maintaining the Generator System and System Enclosure and for complying with all applicable City of Irving fire and building codes regarding the installation and use of the Generator System at Tenant’s sole cost and expense.

The System Enclosure shall be owned by Landlord and shall remain on the Land at the expiration or early termination of this Lease. The Generator System within the System Enclosure shall be owned by Tenant and shall be removed by Tenant at the expiration or early termination of this Lease.

A-8  LOADING AREA.    Landlord agrees, subject to City of Irving, Texas approval, that Tenant, on or before December 31, 2015, may install, at Tenant’s sole cost, liability and expense  a loading area and loading door at the Project (the “Loading Area”) on the north side of the Building. Tenant agrees, prior to installation of the Loading Area, to provide Landlord a detailed plan and specification of the Loading Area, which will be subject to Landlord’s approval, which shall not be unreasonably withheld, delayed or conditioned. The car parking spaces eliminated for the Loading Area shall be considered part of the Tenant Car Spaces.

Tenant shall, at Tenant’s sole cost and expense, construct the Loading Area in accordance with this Section A-8 and in accordance with City of Irving, Texas building codes.  Tenant agrees to use reasonably diligent efforts to complete construction of the Loading Area within 60 days after starting construction of the Loading Area.

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EXHIBIT B

WORK LETTER

B-1.Architect.

Corgan Associates or another architecture firm approved by Landlord will serve as the architect (“Architect”) for preparation of the Space Plan and the architectural construction plans for the Tenant Improvements (the “Finish Plans”).  The Finish Plans will also include Mechanical, Electrical and Plumbing (MEP) drawings sealed by a registered State of Texas engineer to be prepared by an MEP Engineer.  A list of the Finish Plans, when available, will be attached to this Work Letter as Exhibit #1.  Tenant agrees to contract with and pay the Architect for the Finish Plans preparation. Interior design, furniture selection and placement design, telecommunication planning and wiring design, move coordination and special finishes are the separate responsibility of Tenant and are not included in the Finish Plans.   The costs for preparation of the Space Plan and the Finish Plans (including sub-consultants) are considered “Architects Fees” and shall be normal and customary for similar office projects.   The Architect shall also provide normal and customary construction administration services in its capacity as Architect as part of the Architects Fees.

B-2. Tenant Improvement Allowance.

Pursuant to the terms of this Lease, Landlord has agreed to provide a sum, not to exceed ($3,850,122) (the "Tenant Improvement Allowance"), which is to be applied to pay for the cost of the Tenant Improvements, the Architects Fees. Third-party Project Management Fees, Voice and Data Cabling, Relocation Costs, Tenant Security System, White  Noise System, Building Signage, Loading Area and the Construction Utility Costs collectively known as the “Finish Costs”. At least 80% of the Tenant Improvement Allowance shall be used for Tenant Improvements.  Except as specifically stated herein, in no event or circumstance will any portion of the Tenant Improvement Allowance be utilized or applied towards any other costs or expenses.   Landlord shall be responsible for and shall reimburse Tenant for the Finish Costs paid by Tenant up to the amount of the Tenant Improvement Allowance.

The Tenant Improvement Allowance will be advanced on a monthly basis, to reimburse Tenant for the unreimbursed cost of the Finish Costs previously incurred by Tenant. Each such monthly advance is hereinafter referred to as an Advance ("Advance").  As a condition precedent to each Advance, Tenant shall satisfy the following requirements:

(a)There shall be no material event of default which has occurred and is continuing beyond any applicable notice and grace period pursuant to the terms of this Lease (but if Tenant is in default and is in process of curing the default pursuant to the terms of this Lease, Landlord may withhold the Advance until such default is cured under the terms of this Lease).

(b)Tenant will procure and deliver to Landlord the lien releases and/or waivers of mechanic's liens and receipted bills showing that as of the date of the immediately preceding Advance all amounts due to parties who furnish materials or services or performed labor of any kind in connection with the Tenant Improvements have been paid in full.

(c)When the Tenant Improvements have been completed and prior to Landlord paying the final 10% of the Tenant Improvement Allowance, Tenant shall provide to Landlord the following:

(i)a certificate from Tenant and the Architect certifying that the Tenant Improvements have been completed in substantial accordance with the Finish Plans;

(ii)a final affidavit and lien release from the Interior Contractor and final lien releases or waivers by all subcontractors who have supplied labor, material or services for the construction of the Tenant Improvements or who otherwise might be entitled to claim a contractual, statutory or constitutional lien against the property;

(iii)a  final Certificate of Occupancy for the Premises issued by the City of Irving authorizing Tenant’s use of the Building.

In the event the Finish Costs exceeds the Tenant Improvement Allowance, Tenant shall be solely responsible for said excess cost (the “Excess Costs”).  If, at any time during the construction of the Tenant

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Improvements, the total amount remaining to be paid for construction of the Tenant Improvements exceeds the amount of the Tenant Improvement Allowance remaining to be disbursed, at Landlord's option, no further disbursement of the Tenant Improvement Allowance shall be made by Landlord unless, and until Tenant has expended such sums as to cause the Tenant Improvement Allowance to again be sufficient to pay the remaining costs.  In the event the actual cost of the Tenant Improvements is less than the Tenant Improvement Allowance, the unused portion of the Tenant Improvement Allowance shall not be paid or refunded to Tenant or available to Tenant as a credit against any of Tenant’s obligations under the Lease.  Tenant shall not be entitled to receive any portion of the Tenant Improvement Allowance during any period in which Tenant is in default under the Lease beyond the expiration of any applicable notice and cure period set forth therein. Tenant’s written request for reimbursement (accompanied by invoices and such other documentation reasonably requested by Landlord) of its eligible expenses from the Tenant Improvement Allowance must be submitted to Landlord prior to March 4, 2016 or Landlord shall have no further obligation to make such a reimbursement hereunder.

B-3.Construction Provisions.

▪

After the Effective Date, Tenant shall cause the space plan (the “Space Plan”) of the Tenant Improvements to be prepared by the Architect consistent with this Lease and shall deliver to Landlord the Space Plan no later than 45 calendar days after the Effective Date.  The approved Space Plan, when available, will be attached to this Work Letter as Exhibit #2.  The Space Plan shall indicate the location and type of all walls and partitions and doors and notes and titles indicating the use of each room or area, together with any and all other Tenant Improvements required by Tenant.    Landlord shall deliver to Tenant written approval of the Space Plan, which shall not be unreasonably withheld, and/or written notice of any reasonable objections Landlord has to the Space Plan (the “Space Notice”) no later than 5 business days after Landlord’s actual receipt of the Space Plan from Tenant in which case Tenant shall revise/correct the Space Plan (consistent with the requirements of this Lease) and deliver to Landlord the revised/corrected Space Plan no later than 10 business days after Tenant receives Landlord’s Space Notice. In the event Landlord fails to provide Tenant with written approval or with a Space Notice within the time allotted, the Space Plan shall be deemed approved.

▪

After the Space Plan has been approved, Tenant shall cause the Finish Plans to be prepared by the Architect consistent with the Space Plan and this Lease and shall deliver to Landlord the Finish Plans no later than 90 Calendar days after the Effective Date.   Landlord and Tenant agree that the Finish Plans will (i) comply with City of Irving Fire and Building Codes, State of Texas Accessibility Standards and Americans with Disability Act Title III legislation; (ii) be designed so as not to alter the structural integrity of the Building or the exterior aesthetics or design of the Building. (iii) use Building Standard Materials and Specifications as listed in this Work Letter and as reasonably determined by Landlord.

▪

Landlord shall deliver to Tenant written approval of the Finish Plans, which shall not be unreasonably withheld, and/or written notice of any reasonable objections Landlord has to the Finish Plans (the “Objection Notice”) no later than 5 business day after Landlord’s actual receipt of the Finish Plans from Tenant in which case Tenant shall revise/correct the Finish Plans (consistent with the requirements of this Lease) and deliver to Landlord the revised/corrected Finish Plans no later than 10 business days after Tenant receives Landlord’s Objection Notice. In the event Landlord fails to provide Tenant with written approval or with an Objection Notice within the time allotted, the Finish Plans shall be deemed approved.  The procedure set forth in this paragraph shall continue until Landlord delivers written approval of the Finish Plans to Tenant or until the Finish Plans are deemed approved; but in no event shall this total approval process exceed a total of 15 business days. Tenant acknowledges that Landlord’s review and approval of the Finish Plans is not conducted for the purpose of determining the accuracy and completeness of the Finish Plans, their compliance with applicable codes and governmental regulations or their sufficiency for purposes of obtaining a building permit, all of which shall remain the responsibility of Tenant and Tenant’s Architect.

▪

Upon completion of the Finish Plans, Tenant agrees to submit the Finish Plans to the City of Irving, Texas with an application for a permit (the ”Permit”) for construction (the ”Permit Application Date”).

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▪

Upon the approval of the Finish Plans by Landlord and Tenant, Tenant agrees to submit the Finish Plans to the “Bid Contractors” with a request for construction bids.  The construction bids from the Bid Contractors will be due to Tenant and Landlord within 10 business days after the submission of the Finish Plans to the Bid Contractors (the “Bid Date”). Landlord and Tenant agree that Tenant will select and bid the Finish Plans to a minimum of three Qualified Contractors. the Bid Contractors will be (i) a Qualified Contractor selected by Landlord and (ii) a Qualified Contractor selected by Tenant (collectively the “Bid Contractors”).  A “Qualified Contractor” shall be a contractor which has at least 5 years of experience working in the Dallas area market on jobs similar to the size, complexity and scope of this project, has insurance consistent with the requirements of this Lease and has adequate financial strength, staff and subcontractors to complete this project on a schedule consistent with the terms of this Lease.

▪

Landlord and Tenant agree that the contractor selected to construct the Tenant Improvements (the “Interior Contractor”), will be chosen from the Bid Contractors who actually submitted a bid and will be mutually agreed upon in writing by both Landlord and Tenant within 5 business days after the Bid Date.

▪

Upon selection of the Interior Contractor, Tenant shall enter into a construction contract (the “Construction Contract”), reasonably acceptable to Landlord, with the Interior Contractor for construction of the Tenant Improvements.

▪

Upon execution of the Construction Contract by Tenant and the Interior Contractor and upon receipt of the Permit (collectively the “Completed Contract and Permit Date”), Tenant agrees to use reasonable diligence to attempt to Substantially Complete the Tenant Improvements on or before November 1, 2015.

▪

Electric, gas and water utility costs incurred at the Premises after the date that the Interior Contractor commences construction in the Premises and prior to the Substantial Completion Date shall be known as the “Construction Utility Costs”.  The Construction Utility Costs will be reimbursed to Tenant by Landlord to the extent of the available Tenant Improvement Allowance in accordance with the terms and provisions of this Exhibit B Work Letter.

B-4Building Standard Materials and Specifications.

“Building Standard Materials and Specifications” are described as follows:

1.  Door Hardware - Yale

2.  Doors - 3’x 9’ solid core (match existing Building doors in the Common Area)

3.  Door Frames - Raco or equivalent (without snap on trim), clear anodized (match existing building frames)

4.  Sidelights (if required by Tenant) – 18” wide x 9’ high with Raco or equivalent (without snap on trim),  clear anodized frame (match existing building sidelights)

5.  Lights - Lithonia 2' x 4', 18 cell parabolic, 3 lamp

6.  Ceiling Grid - 15”/16” Armstrong or equivalent at minimum 10’ height or open ceiling where applicable

7.  Ceiling Tiles – Armstrong 2767D Cortega Second Look II (medium texture) where applicable

8.  Exterior walls of the Building - R-11 batt insulation in 2.5” metal studs at 24” o.c. for exterior walls in the Project from 10’ height to floor level and R-13 pinweld insulation for exterior walls from 10’ height to deck height.

9.  Interior walls - drywall partitions will be constructed with 5/8” gypsum board on 3-5/8” metal studs @ 24” o.c. (16” o.c. for walls. to deck).  Walls in the Project shall be built to a 10’ height under ceiling grid with no insulation.   Conference and Break room walls to have sound batt insulation and may go to deck height.

10.  Hallway widths -  minimum of 5’

11.  Office size – minimum 100 sq.ft., minimum 10’ dimensions

12.  Plastic laminate cabinets for break areas

13.  Flooring - minimum 28 ounce carpet

14.  Window treatments (if required)- Bali (classic) or equivalent brushed aluminum 1” miniblinds.

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15.  Electric wall outlets and light switches per code.   Electric and phone/data for open areas to be connected from columns or walls where possible.   Floor coring or saw cutting for outlet feeds subject to Landlord approval

16.  Fire sprinkler heads will be semi-recessed.  Schedule 10 main lines, Schedule 40 drops with flex heads.

17.  Fire extinguishers cabinets - semi-recessed wall mounted.

18.  TDLR Texas Accessibility Standard plan review and inspection to be performed by R.E.D. Ink Company (RAS #18).

19. HVAC system shall include Lennox rooftop units with main ductwork and VVT boxes pursuant to the HVAC plans that Landlord will provide to Tenant within 10 business days after the Effective Date.   The runouts and diffusers beyond the VVT air control boxes shall be consistent with an engineered plan to be approved by Landlord.

Except for items 2, 8, 18 and 19 above, Tenant may choose other specifications/materials with at least the same or better quality, subject to Landlord’s reasonable approval.

B-5  Construction Standards.Tenant agrees that the rules and regulations listed below (the “Construction Standards”) will apply to the construction of the Tenant Improvements and Tenant agrees to enforce the Construction Standards and to prohibit contractors or subcontractors from performing the Tenant Improvements who do not abide by the Construction Standards.

Construction Standards:

•	Safety Signs Posted at the Building pursuant to OSHA regulations during construction
•	Comply with all OSHA rules and regulations applicable to the construction
•	Comply with all local, state and federal laws applicable to the construction
•	Hard hats and safety boots required pursuant to OSHA regulations
•	No drugs, alcohol or weapons at the Building or Land
•	Report all accidents in writing to the Landlord
•	Maintain a clean job site including the Building and Land
•	Adequate and clean portable toilet facilities are to be provided on the Land (use of the Building restrooms by any contractors or subcontractors is prohibited)
•

Adequately sized trash dumpster is to be provided in a location on the Land (the trash dumpster shall include a door or cover to minimize the potential for debris blowing or falling out of the dumpster) (the trash dumpster area shall be cleaned and debris placed in the dumpster at the end of each work day)

•	Access to the Building during construction is limited to the 2 side entry doors of the Building (use of the main Building lobby entry doors by any contractors or subcontractors is prohibited)
•

Any construction activity on the fire sprinkler system will require that Landlord be notified in advance and will require that a representative from the fire alarm company be present to avoid triggering the fire alarm

•	Any work which will penetrate the roof of the Building will require Landlord’s approval and will require that the work be performed by the roofing contractor which installed the roof
•	No access to the lobby area is permitted by any contractors or subcontractors unless (i) access is required for construction of the Tenant Improvements and (ii) advance notice is provided to Tenant.
•	Full time supervision of the construction of the Tenant Improvements is required by a qualified superintendent of the general contractor performing the Tenant Improvements.

B-6  Contractor Insurance Requirements.

All contractors and  subcontractors performing work shall:

-	carry the insurance listed below with companies acceptable to Landlord; and
-	furnish Certificates of Insurance to Landlord evidencing required coverages at least 10 days prior to entry in the Building.

Certificates of Insurance must provide for 30 days prior written notice of cancellation, non-renewal or material reduction in coverage to Landlord.

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1.Workers Compensation:  Statutory coverage in compliance with Workers Compensation Laws of the state in which the Land is located.

2.Employers’ Liability:  With the following minimum limits of liability:

$100,000Each Accident

$500,000Policy Limit

$100,000Each Employee

3.Commercial General Liability:  (1986 ISO Form or its equivalent):  This insurance must provide contractual liability and a general aggregate limit on a per location or on a Real Property basis.  The minimum limits must be $2,000,000 general aggregate and $1,000,000 per occurrence.

4.Automobile Liability:  Insurance for claims arising out of ownership, maintenance, use of owned, non-owned, and hired motor vehicles at, upon, or away from the Real Property with the following minimum limits:

$1,000,000     Each Accident Single Limit Bodily Injury and Property Damage combined.

5.Umbrella:  At least Following Form Liability Insurance, in excess of the Commercial General Liability, Employers Liability and Automobile Insurance above, with the following minimum limits:

$3,000,000Each Occurrence

$3,000,000Aggregate – Where applicable

6.General Requirements: All policies must be:

-	written on an occurrence basis and not on a claims-made basis;
-	except for the Workers Compensation Insurance, endorsed to name as additional insureds Landlord and its officers, directors, employees, agents and assigns; and
-	endorsed to waive any rights of subrogation against Landlord and its officers, directors, employees, agents and assigns.

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EXHIBIT C

VERIFICATION LETTER

Wageworks, Inc., a Delaware corporation, ("Tenant") hereby certifies that it has entered into a lease with Freeport 9 Office Center, L.P., a Texas limited partnership ("Landlord") and verifies the following information as of the _______ day of _______________, 20___:

•	Premises Rentable Square Feet: 101,319 Sq.Ft.
•	Effective Date:
•	Substantial Completion Date:
•	Base Rent Commencement Date: May 1, 2016
•	Lease Termination Date: April 30, 2023
•	Initial Base Rent: $134,670 /month

•

The Lease is in full force and effect as of the date of this Verification Letter.  By execution of this Verification Letter, Tenant confirms that as of the date of the Verification Letter, Tenant has no claims against Landlord and Landlord has fulfilled all of its obligations under the Lease required to be fulfilled by Landlord as of the date of this Verification Letter.

TENANT:

WAGEWORKS, INC. a Delaware corporation,

_________________________________________________

By:

Name:

Its:

Telephone Number:

Federal Tax I.D. No.:

Billing Address for Tenant:

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EXHIBIT D

PREMISES

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EXHIBIT E

PROJECT SURVEY

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